Exhibit 99.D-4


                                   SUMMARY OF
            THE COMMISSION'S OPINION AND ORDER OF SEPTEMBER 28, 2000
         IN THE COLUMBUS SOUTHERN POWER COMPANY AND OHIO POWER COMPANY
                         ELECTRIC TRANSITION PLAN CASES
                   CASE NOS. 99-1729-EL-ETP AND 99-1730-EL-ETP

     On June 22, 1999, the Ohio General Assembly passed legislation requiring the restructuring of the electric utility industry and providing for retail competition with regard to the generation component of electric service (Amended Substitute Senate Bill No. 3 of the 123rd General Assembly). Governor Bob Taft signed this legislation (SB 3) on July 6, 1999, and most provisions of SB 3 became effective on October 5, 1999. Section 4928.31, Revised Code, requires each electric utility to file with the Commission a transition plan for the company's provision of retail electric service in the state of Ohio.

     On December 30, 1999, Columbus Southern Power Company and Ohio Power Company (hereinafter jointly referred to as "AEP") filed transition plans, as well as requests for receipt of transition revenues. On May 8, 2000, a stipulation and recommendation on AEP's transition plans, was filed on behalf of the following 23 parties:

                    AEP,
                    Appalachian People's Action Coalition,
                    Association for Hospitals and Health Systems,
                      also d/b/a the Ohio Hospital Association,
                    Buckeye Power, Inc.,
                    Columbia Energy Services Corporation,
                    Columbia Energy Power Marketing Corporation,
                    Enron Energy Services, Inc.,
                    Industrial Energy Users-Ohio,
                    The Kroger Company,
                    Mid-Atlantic Power Supply Association,
                    National Energy Marketers Association,
                    NewEnergy Midwest,  LLC,
                    Ohio Consumers' Counsel,
                    Ohio Council of Retail Merchants,
                    Ohio Department of Development,
                    Ohio Manufacturers' Association,
                    Ohio Partners for Affordable Energy,
                    Ohio Rural Electric Cooperatives, Inc.
                    Peco Energy Company, d/b/a Exelon Energy,
                    Public Utilities Commission staff,
                    Strategic Energy L.L.P.,
                    WPS Energy Services, Inc., and
                    WSOS Community Action Commission, Inc.

     Dynegy, Inc. and Ohio Environmental Council have stated that they do not oppose the May 8, 2000 stipulation. The evidentiary hearings were held on May 9, 31, and June 7, 8, and 12, 2000. Local public hearings were held on June 5, 2000, in East Liverpool, Ohio and on June 22, 2000, in Columbus, Ohio. On June 19, 2000, AEP and Ameritech New Media, Inc. filed a stipulation to resolve their differences.

99-1729-EL-ETP and 99-1730-EL-ETP                                          -ii-

     In the opinion and order, the Commission is approving the agreements submitted by the various parties listed above with certain modifications regarding the load shaping service, the operational support plan, and the employee assistance plan. The Commission defers a ruling upon the independent transmission plan, as allowed by Section 4928.34(A)(13), Revised Code. The Commission found that the terms of the agreements, considered in their totality, advance the public interest and provides substantial benefits to all customer classes. The stipulations provide for extended rate freezes, flexibility for larger contract customers not otherwise available, and defined transition periods for AEP. The stipulations, among other things:

     (1) Provide a five-percent reduction of AEP's generation component for residential rate schedules;

     (2) Create shopping credits that facilitate the development of the retail marketplace;

     (3) Commit AEP to absorb certain costs associated with transitioning to a competitive marketplace;

     (4) Commit AEP to provide certain types of assistance to transmission users for a period of time;

     (5) Commit AEP to provide funds (up to $10 million) for reimbursement of certain transmission costs of suppliers and customers;

     (6) Commit AEP to develop and propose resolutions of reciprocity and interface/seams issues;

     (7)  Provide a credit to suppliers for consolidated billing; and

     (8) Provide relief from certain charges for certain customers that switch suppliers between 2006 and 2007.

     The Commission also determined that AEP's transition plan filings, as amended by the settlement agreements and subject to the conclusions in the decision, are in compliance with the statutory requirements contained in SB 3. By approving the stipulations as set forth in this decision, the Commission also authorizes certain accounting treatments for AEP to create the necessary regulatory assets, defer costs, and recover those costs through a regulatory transition charge.

     THIS SUMMARY WAS PREPARED TO PROVIDE A BRIEF STATEMENT OF THE COMMISSION'S ACTION IN THESE CASES. IT IS NOT PART OF THE COMMISSION'S DECISION AND DOES NOT SUPERSEDE THE FULL TEXT OF THE COMMISSION'S OPINION AND ORDER.

              TABLE OF CONTENTS

APPEARANCES:..................................................................1
OPINION: .....................................................................3
I.   SUMMARY OF THESE PROCEEDINGS.............................................3
II.  SUMMARY OF THE STIPULATIONS .............................................6
III. OPPOSITION TO THE TRANSITION PLANS AND STIPULATIONS AND REVIEW
      OF SECTION 4928.34, REVISED CODE........................................9
     A.   Unbundling Plan and Transition Costs...............................10
          1.      MDP Shopping Incentives....................................11
          2.      Post-MDP Incentive for OP Residential Customers .......... 14
          3.      Commission's Future Ability to Respond to the Market ..... 15
          4.      Generation Transition Charges and Stranded Generation
                     Benefits .............................................. 15
          5.      Frozen Generation Rates ...................................18
          6.      Distribution Rate Freeze...................................19
          7.      USF Rider and EERLF Rider..................................20
          8.      Load Shaping Service.......................................20
          9.      Remaining Concerns with the Unbundling Plan and
                     Transition Costs .......................................21
     B.   Corporate Separation Plan .........................................23
     C.   OSP ...............................................................25
          1.      Supplier Consolidated Billing Credit ......................26
          2.      Residential Customer Switching/Minimum Stay Requirement ...28
          3.      Switching Fee and Alternative Metering Credit .............29
          4.      Supplier Registration Requirements.........................30
          5.      Overall OSP Conclusion ....................................31
     D.   Employee Assistance Plan (EAP) ....................................32
     E.   Consumer Education Plan ...........................................33
     F.   Independent Transmission Plan .....................................34
     G.   Section 4928.34(A)(14), Revised Code ..............................37
     H.   Accounting Authority .... .........................................37
IV.  THREE-PART TEST FOR EVALUATING STIPULATIONS.............................38
V.   GROSS RECEIPTS/EXCISE TAX ISSUE.........................................40
VI.  FILED MOTIONS ..........................................................45
     A.   Motions to Reject Transition Plans as Inadequate ..................45
     B.   OCTA Motion to Intervene and Subsequent Conditional Withdrawal ....45
     C.   Motion for Protective Order .......................................45
     D.   Motion for Compliance Tariff Review Process .......................46
FINDINGS OF FACT AND CONCLUSIONS OF LAW: ....................................47
ORDER: ......................................................................48

                                     BEFORE

                    THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Applications of            )
Columbus Southern Power Company and             )
Ohio Power Company for Approval of              )  Case Nos. 99-1729-EL-ETP
Their Electric Transition Plans and for         )            99-1730-EL-ETP
Receipt of Transition Revenues                  )




                               OPINION AND ORDER

     The Commission, coming now to consider the stipulations, testimony, and other evidence presented in these proceedings, hereby issues its Opinion and Order.

APPEARANCES:
------------

     Marvin I. Resnick, Edward J. Brady, and Kevin F. Duffy, American Electric Power Service Corporation, One Riverside Plaza, Columbus, Ohio 43215, and Porter, Wright, Morris & Arthur, LLP, by Daniel R. Conway and Mary Kay Fenlon, 41 South High Street, Columbus, Ohio 43215-6194, on behalf of Columbus Southern Power Company and Ohio Power Company.

     Betty D. Montgomery, Attorney General of the State of Ohio, by Duane W. Luckey, Section Chief, and Thomas W. McNamee and Stephen A. Reilly, Assistant Attorneys General, Public Utilities Section, 180 East Broad Street, 9th Floor, Columbus, Ohio 43215-3793, on behalf of the staff of the Public Utilities Commission of Ohio.

     Betty D. Montgomery, Attorney General of the State of Ohio, by Jodi M. Elsass-Locker, Assistant Attorney General, 77 South High Street, 29th Floor, Columbus, Ohio 43215, and Maureen R. Grady, 369 South Roosevelt Avenue, Columbus, Ohio 43209, on Behalf of the Ohio Department of Development.

     Robert S. Tongren, Ohio Consumers' Counsel, and Colleen L. Mooney, Terry L. Etter, Ann M. Hotz, and Dirken D. Winkler, Assistant Consumers' Counsel, 10 West Broad Street, Suite 1800, Columbus, Ohio 43215-3485, on behalf of the residential customers of Columbus Southern Power Company and Ohio Power Company.

     McNees, Wallace & Nurick, by Samuel C. Randazzo, Gretchen J. Hummel, and Kimberly J. Wile, Fifth Third Center, 21 East State Street, Suite 1700, Columbus, Ohio 43215-4228, on behalf of Industrial Energy Users-Ohio.

     Boehm, Kurtz & Lowry, by Michael L. Kurtz, 2110 CBLD Center, 36 East Seventh Street, Cincinnati, Ohio 45202, on behalf of The Kroger Company.

     Chester, Willcox & Saxbe LLP, by John W. Bentine and Jeffrey L. Small, 17 South High Street, Suite 900, Columbus, Ohio 43215, and William T. Zigli and Ivan L. Henderson, 601 Lakeside Avenue, Room 106, Cleveland, Ohio 44144, and Climaco, Lefkowitz, Peca, Wilcox & Garfoli Co. LPA, by Anthony J. Garfoli, Joe Hegedus, and Scott Simpkins, on behalf of the city of Cleveland.

99-1729-EL-ETP and 99-1730-EL-ETP                                            -2-

     Chester, Willcox & Saxbe LLP, by John W. Bentine and Jeffrey L. Small, 17 South High Street, Suite 900, Columbus, Ohio 43215, on behalf of the Ohio Council of Retail Merchants and American Municipal Power-Ohio, Inc.

     Craig G. Goodman, 3333 K Street, NW, Suite 425, Washington D.C. 20007, on behalf of The National Energy Marketers Association.

     Calfee, Halter & Griswold LLP, by Kevin M. Sullivan, Richard J. Mattera, and Peter A. Rosato, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114, on behalf of Ameritech New Media, Inc.

     William M. Ondrey Gruber,  2714 Leighton Road, Shaker Heights,  Ohio 44120,
and  Vicki  L.  Deisner,  1207  Grandview  Avenue,  Room  201,  Columbus,   Ohio
43212-3449, on behalf of Ohio Environmental Council.

     David C. Rinebolt, 337 South Main Street, 4th Floor, Suite 5, Findlay, Ohio 45840, on behalf of Ohio Partners for Affordable Energy.

     Ohio State Legal Services Association, by Michael R. Smalz, 861 North High Street, Columbus, Ohio 43215, on behalf of the Appalachian People's Action Coalition.

     Ellis Jacobs, 333 West First Street, Suite 500, Dayton, Ohio 45402, on behalf of the WSOS Community Action Commission, Inc.

     Bricker & Eckler LLP, by Sally W. Bloomfield, Elizabeth H. Watts, and Amy Straker Bartemes, 100 South Third Street, Columbus, Ohio 43215-4291, on behalf of Mid-Atlantic Power Supply Association, Columbia Energy Services Corporation, Columbia Energy Power Marketing Corporation, and Ohio Manufacturers' Association.

     Bricker & Eckler LLP, by Sally W. Bloomfield, Elizabeth H. Watts, and Amy Straker Bartemes, 100 South Third Street, Columbus, Ohio 43215-4291, and David Dulick, 2600 Monroe Boulevard, Norristown, Pennsylvania 19403, on behalf of Peco Energy d/b/a Exelon Energy.

     Bricker & Eckler LLP, by Sally W. Bloomfield, Elizabeth H. Watts, and Amy Straker Bartemes, 100 South Third Street, Columbus, Ohio 43215-4291, and Wanda
M. Schiller, Two Gateway Center, Pittsburgh, Pennsylvania 15222, on behalf of Strategic Energy L.L.C.

     Sutherland Asbill & Brennan LLP, by Paul F. Forshay, Keith McCrea, James M. Bushee, David A. Codevilla, and Daniel J. Oginsky, 1275 Pennsylvania, Avenue, NW, Washington D.C. 20004-2415; and Amy Gold, P.O. Box 4402, Houston, Texas 77210, on behalf of Shell Energy Services Co., LLC.

     Vorys, Sater, Seymour & Pease, by M. Howard Petricoff, 52 East Gay Street, P.O. Box 1008, Columbus, Ohio 43216-1008, on behalf of NewEnergy Midwest, LLC and WPS Energy Services, Inc.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -3-

     Vorys, Sater, Seymour & Pease, by M. Howard Petricoff, 52 East Gay Street, P.O. Box 1008, Columbus, Ohio 43216-1008, and Janine L. Migden, Enron Corp., 400 Metro Place North, Dublin, Ohio 43017-3375, on behalf of Enron Energy Services, Inc.

     Vorys, Sater, Seymour & Pease, by M. Howard Petricoff and Joseph C. Blasko, 52 East Gay Street, P.O. Box 1008, Columbus, Ohio 43216-1008, and David L. Cruthirds, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002-5050, on behalf of Dynegy, Inc.

     Vorys, Sater, Seymour & Pease, by Philip F. Downey and Stephen M. Howard, 52 East Gay Street, P.O. Box 1008, Columbus, Ohio 43216-1008, on behalf of the Ohio Cable Telecommunications Association.

     Thompson Hine & Flory, LLP, by Robert P. Mone and Scott A. Campbell, 10 West Broad Street, Suite 700, Columbus, Ohio 43215, on behalf of Ohio Rural Electric Cooperatives, Inc. and Buckeye Power, Inc.

     Logothetis, Pence & Doll, by John R. Doll, 111 West First Street, Suite 1100, Dayton, Ohio 45402-1156, and Speigel & McDairmid, by Cynthia S. Bogorad, Scott H. Strauss, David B. Lieb, 1350 New York Avenue NW, Suite 1100, Washington D.C. 20005-4798, on behalf of United Workers Union of America, AFL-CIO, and the Utility Workers Union of America, Local Union Nos. 111, 116, 296, 468, 478, 492, and 544.

     Richard L. Sites, 155 East Broad Street, 15th Floor, Columbus, Ohio 43215, on behalf of the Association for Hospitals and Health Systems, also d/b/a Ohio Hospital Association.

     Taft, Stettinius & Hollister LLP, by James J. Mayer, 1800 Firstar Tower, 425 Walnut Street, Cincinnati, Ohio 45202-3957, and Thomas J. Russell, Unicom, Corporation, 125 Clark Street, Room 1535, Chicago, Illinois 60603, on behalf of Unicom Energy, Inc. and Unicom Energy Services, Inc.

     Thomas M. Myers, 56000 Dilles Bottom, Shadyside, Ohio 43947, on behalf of International United Mine Workers of America (UMWA), AFL-CIO, and UMWA District Six; Local Union Nos. 1604, 1857, 1886, and 6362.


OPINION:

I.       HISTORY OF THESE PROCEEDINGS

     On June 22, 1999, the Ohio General Assembly passed legislation requiring the restructuring of the electric utility industry and providing for retail competition with regard to the generation component of electric service (Amended Substitute Senate Bill No. 3 of the 123rd General Assembly). Governor Bob Taft signed this legislation (hereinafter SB3) on July 6, 1999, and most provisions of SB 3 became effective on October 5, 1999. Section 4928.31, Revised Code, requires each electric utility to file with the Commission a transition plan for the company's provision of retail electric service in the state of Ohio. The plan must include a rate unbundling plan, a corporate separation plan, a plan to address operational support systems and any other technical implication issues

99-1729-EL-ETP and 99-1730-EL-ETP                                           -4-


related to competitive retail electric service, an employee assistance plan, and a consumer education plan.

     On November 30, 1999, as subsequently modified and/or clarified on January 4, 20, and 27, and February 17, 2000, the Commission adopted rules for the filing and processing of electric transition plans and adopted a consumer education framework. IN THE MATTER OF THE COMMISSION'S PROMULGATION OF RULES FOR ELECTRIC TRANSITION PLANS AND OF A CONSUMER EDUCATION PLAN, PURSUANT TO CHAPTER 4928, REVISED CODE, Case No. 99-1141-EL-ORD.

     On December 30, 1999, the Columbus Southern Power Company and Ohio Power Company(l) each filed transition applications with the Commission. Each company requested approval of its electric transition plan and for authorization to recover transition revenues. Thereafter, on January 14 and February 28, 200O, AEP filed amendments to the transition plan applications.

     A technical conference was conducted on January 10, 2000 at which AEP explained its filing and answered questions from participants. Preliminary objections to the applications were submitted on February 10, 11, 14, and 15, 2000. Pursuant to Section 4928.32(B), Revised Code, the Staff Report of
Exceptions and Recommendations was filed on March 28, 2000. A procedural/settlement conference was conducted on March 3, 2000, and, on March 10, 2000, the attorney examiner issued an entry summarizing the rulings made during the conference and scheduling an additional prehearing conference. AEP filed additional supplemental testimony on April 18, 2000, in accordance with the attorney examiner's directive.

     Intervention was granted in this proceeding to the following parties:

                   Appalachian People's Action Coalition (APAC); American Municipal Power-Ohio, Inc. (AMP-Ohio); Ameritech New Media, Inc. (ANM);
                   Association for Hospitals and Health Systems, also
                            d/b/a the Ohio Hospital Association (OHA);
                   Buckeye Power, Inc.;
                   City of Cleveland (Cleveland);
                   Columbia Energy Services Corporation;
                   Columbia Energy Power Marketing Corporation
                            (Columbia Energy companies(2));
                   Dynegy, Inc. (Dynegy);
                   Enron Energy Services, Inc. (Enron);
                   Industrial Energy Users-Ohio (IEU-Ohio);
                   The Kroger Company (Kroger);
                   Mid-Atlantic Power Supply Association (MAPSA); National Energy Marketers Association (NEMA);

---------
(1) The two utilities will be referred to individually as "CSP" and "OP" or collectively as "the companies" or "AEP", since the utilities are operating companies within the American Electric Power family.

(2) Columbia Energy Services Corporation and Columbia Energy Power Marketing Corporation jointly filed a motion to intervene in these proceedings and shall be jointly referred to as "Columbia Energy companies".

99-1729-EL-ETP and 99-1730-EL-ETP                                          -5-

                           New Energy Midwest, LLC (New Energy);
                           Ohio Consumers' Counsel (OCC);
                           Ohio Council of Retail Merchants (OCRM);
                           Ohio Department of Development (ODOD);
                           Ohio Environmental Council (OEC);
                           Ohio Manufacturers' Association (OMA);
                           Ohio Partners for Affordable Energy (OPAE);
                           Ohio Rural Electric Cooperatives, Inc. (OREC(3)); Peco Energy Company, d/b/a Exelon Energy (Exelon); PP&L EnergyPlus Co., LLC (EnergyPlus);(4)
                           Shell Energy Services Company, L.L.C. (Shell); Strategic Energy L.L.P. (Strategic);
                           Unicom Energy, Inc.;           .
                           Unicom Energy Services, Inc. (Unicom(5));
                           United Mine Workers of America, AFL-CIO;
                           UMWA District Six, Local Union Nos. 1604, 1857, 1886,
                                and 6362 (UMWA(6));
                           Utility Workers Union of America, AFL-CIO;
                           Utility Workers Union of America, Local Union Nos.
                               111, 116, 296, 468, 478, 492, and 544 (UWUA(7));
                           WPS Energy Services, Inc. (WPS); and
                           WSOS Community Action Commission, Inc. (WSOS).

     The joint motion to intervene by Ohio Edison Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company was denied on March 23, 2000. The Ohio Cable Telecommunications Association (OCTA) filed to intervene in these proceedings. However, OCTA filed two days later a notice of conditional withdrawal of its intervention request.

     The second prehearing conference was conducted as scheduled on April 28, 2000. On May 8, 2000, a stipulation and recommendation (Jt. Ex. 1) was filed. That stipulation was signed by AEP, the Commission staff, APAC, Columbia Energy companies, Enron, NewEnergy, WPS, Exelon, IEU-Ohio, Kroger, MAPSA, NEMA, OCC, OCRM, OHA, OPAE, OREC, Strategic, WSOS, ODOD, and OMA. The stipulation purports to resolve all issues in these proceedings, except for one issue related to AEP's proposed gross receipts/excise tax rider. Dynegy and OEC later stated that they do not oppose the stipulation. On May 8, 2000, Shell filed testimony opposing the transition plans in several respects. The hearing

-----------
(3) Buckeye Power, Inc. and Ohio Rural Electric Cooperatives, Inc. jointly filed a motion to intervene in these proceedings and shall be jointly referred to as "OREC".

(4) EnergyPlus was granted intervention in these proceedings, but filed a notice of withdrawal on March 13, 2000.

(5) Unicom Energy, Inc. and Unicom Energy Services, Inc. jointly filed a motion to intervene in these proceedings and shall be jointly referred to as "Unicom".

(6) United Mine Workers of America, AFL-CIO and UMWA District Six, Local Union Nos. 1604, 1857, 1886, and 6362 jointly filed a motion to intervene in these proceedings and shall be jointly referred to as "UMWA".

(7) Utility Workers Union of America, AFL-CIO, and Utility Workers Union of America, Local Union Nos. 111, 116, 296, 468, 478, 492, and 544, jointly filed a motion to intervene in these proceedings and shall be jointly referred to as "UWUA".

99-1729-EL-ETP and 99-1730-EL-ETP                                           -6-

began on May 9, 2000, at which time it became clear that there was opposition to the proposed stipulation. At the request of the parties, the hearing was continued and, pursuant to oral rulings made by the attorney examiners, parties interested in the gross receipts/excise tax issue were given an opportunity to present evidence for the Commission's consideration. Additionally, parties were given the opportunity to present evidence in support of and in opposition to the stipulation. The hearing then continued on May 31, June 7, 8, and 12, 2000. Only AEP, OCC, Shell, the staff, and UWUA participated in the later stages of the hearing.

     On June 19, 2000, AEP and ANM file an agreement to remove from AEP's transition plan proceedings the substantive issues related to AEP's originally proposed pole attachment tariff provisions. Those two parties agreed that the pole attachment issues should instead be addressed in two cases already pending before the Commission. IN THE MATTER OF APPLICATIONS OF COLUMBUS SOUTHERN POWER COMPANY AND QHIO POWER COMPANY FOR APPROVAL OF POLE ATTACHMENT TARIFFS AND RELATED MATTERS, Case Nos. 97-1568-EL-ATA and 97-1569-EL-ATA.

     Local public hearings were conducted on June 5 and 22, 2000, in East Liverpool and Columbus, Ohio, respectively. On July 10, 25, and 26, 2000, AEP, OCC, Shell, the staff, IEU-OH, and UWUA filed briefs.

II. SUMMARY OF THE STIPULATIONS

     The stipulation submitted on May 8, 2000 provides, among other things, that the companies' transition plans (as then-supplemented and revised) should be approved, except as specifically modified in that stipulation. Additionally, the stipulation states that:


     (1) Neither company will impose any lost revenue charges (generation transition charges) on any switching customer (Sec. IV).

     (2) All distribution electric rates in effect on December 31, 2005, will be frozen through December 31, 2007 for OP and through December 31, 2008 for CSP. Such frozen rates can, however, be adjusted to reflect the cost of complying with changes in environmental (distribution-related), tax and regulatory laws or regulations, relief from storm damage expenses, in the event of an emergency, or to reflect changes in the transmission/distribution facilities allocation (Sec. V).

     (3) CSP will absorb the first $20 million of consumer education, customer choice implementation, and transition plan filing costs and will be permitted to defer the remainder of those actual costs (estimated to be $40.6 million), plus a carrying charge and recover those costs by a rider as a cost of service in future distribution rates. OP will absorb the first $20 million of consumer education, customer choice implementation, and transition plan filing costs and will be permitted to defer the remainder of those actual costs (estimated to be $45.5 million),

99-1729-EL-ETP and 99-1730-EL-ETP                                            -7-

          plus a carrying charge and recover those costs by a rider as a cost of service in future distribution rates. Determination of costs to be recovered (including the carrying charge) will be subject to Commission review (Sec. VI).

     (4) During the market development period (MDP), CSP will provide a shopping incentive of 2.5 mills/kilowatt-hour to the first 25 percent of the residential class load that switches to a competitor. Any unused portion of that shopping incentive will be credited to CSP's regulatory transition cost recovery. There will be no further shopping incentive for CSP and no shopping incentive at all for OP (Sec. VII).

     (5) AEP will transfer, by December 15, 2001, all operational control of transmission facilities to an operating regional transmission organization (RTO) that is approved by the Federal Energy Regulatory Commission (FERC). In the meantime, the companies will provide up to $10 million for certain costs imposed upon any supplier or customer associated with transmission charges imposed by the Pennsylvania-New Jersey-Maryland (PJM) Independent System Operator and/or Midwest Independent System Operator (MISO) for generation originating in those areas (Sec. VIII).(8)

     (6) The companies shall refile: (a) the unbundled residential tariffs so as to reflect a five percent reduction in the generation component, including the regulatory transition charge (RTC) component, and shall not seek to reduce that five percent during the MDP; and (b) the tariffs and UNB-8 schedules so as to achieve a revenue-neutral rate design and equalized bills within the commercial class (Sec. IX and X).

     (7) For issues being handled by the operational support plan (OSP) working group, the signatory parties accept any resolutions agreed upon by the working group. Further, the companies agree to abide by the determinations of the Commission as they relate to OSP issues (Sec.
          XI).

     (8) With respect to customer switching, the operating companies agree that, during the MDP, customers that can take generation service from the companies during any part of May 16 through September 15 must either remain a customer through April 15 of the following year or choose a market-based tariff which will not be lower than the generation cost

------------
(8) The stipulation specifically noted that, if any governmental agency invalidates or imposes conditions upon this aspect of the stipulation, the provision is deemed withdrawn and the parties agree to negotiate in good faith to restore the value of the provision.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -8-


          embedded in the standard offer. Nonaggregated residential customers will be permitted to shop three times during the MDP and to return two times to the default tariff before being required to choose from one of the above two options (Sec. XII).

     (9) The companies shall provide distribution services to each retail customer or supplier of electric energy in the same quality and price and subject to the same terms and conditions as provided by the companies to similarly situated retail customers, itself or any affiliate. Before participating in an approved RTO, the companies and/or their affiliates shall provide transmission services under their pro forma transmission tariff and in compliance with federal conduct requirements (Sec. XIII).

     (10) AEP will provide a $1.00 credit to suppliers for each consolidated bill issued by that provider during the first year of the MDP. The signatory parties agree to further negotiate a similar future credit. AEP shall reasonably attempt to implement supplier consolidated billing as soon as practicable (Sec. XIV).

     (11) Commercial and industrial customers need only provide 90 days notice to the companies of their intent to purchase electricity from another supplier, including providing such notice 90 days prior to January 1, 2001 (Sec. XV).

     (12) The companies' revenues from RTCs during the transition period and from existing frozen and unbundled rates recovered during the MDP are sufficient to recover regulatory assets as of the beginning of the MDP and for obligations required by the stipulation. The signatory parties agree that the Commission should direct the companies to amortize such regulatory assets during the MDP and thereafter, until fully amortized. Recorded regulatory assets as of the beginning of the MDP should be amortized on a per-kilowatt basis during the MDP and recovered through existing frozen and unbundled rates. Additionally, the signatory parties suggest that the Commission specifically address concerns of potential violations of the Internal Revenue Code's normalization rules regarding amortization of liabilities related to investment tax credits and excess deferred income taxes (Sec. XVII and Attach. I).

     (13) Between January 1, 2006 and December 31, 2007, the first 20 percent of OP residential customer load that switches from OP's standard offer as of December 31, 2005, to another provider will not be charged the RTC. Customers that remain

99-1729-EL-ETP and 99-1730-EL-ETP                                           -9-


          on the standard offer under Section 4928.14(A) or (B),   Revised Code,
          do not count as load that switches to a new provider (Sec. XVIII).(9)

     (14) AEP and the signatory marketers will further negotiate an AEP load shaping service. All such marketing intervenors shall be notified of dates, times, and locations for such meetings (Sec. XIX).

     (15) The operating companies will establish Universal Service Fund (USF) riders and Energy Efficiency Revolving Loan Fund (EERLF) riders at the rates determined by ODOD and approved by the Commission (Sec. XX).

     (16) The marketer intervenors' acceptance of the companies' corporate separation plan does not constitute acceptance of the companies' interpretation of Rule 4901:1-20-16(G)(4), Ohio Administrative Code (O.A.C.), relating to code of conduct (Sec. XXI).

     (17) The parties agree that the stipulation is conditioned upon acceptance in its entirety and without alteration. If the Commission rejects all or part of the agreement, or materially modifies its terms, any adversely affected party may file an application for rehearing or terminate and withdraw from the stipulation (Sec. XXII).

     As noted above, a second stipulation was filed in these dockets. On June 19, 2000, AEP and ANM filed a stipulation (hereinafter referred to as the ANM agreement, so as to distinguish it from the other stipulation) to remove from AEP's transition plan proceedings the substantive issues related to AEP's originally proposed pole attachment tariff provisions. Among other things, ANM does not object to AEP'S proposed withdrawal of the originally proposed pole attachment tariffs, while AEP agrees to not object to ANM's involvement
(including discovery activities) in AEP's pending pole attachment tariff proceedings in Case Nos. 97-1568-EL-ATA and 97-1569-EL-ATA, SUPRA. AEP further agrees to not include the originally proposed pole attachment tariff provisions in any filing in the transition plan proceedings.

III. OPPOSITION TO THE TRANSITION PLANS AND STIPULATIONS AND REVIEW OF SECTION 4928.34, REVISED CODE

     Although a large number of parties were granted intervention in this proceeding, only Shell and the UWUA continued to offer any opposition to AEP's transition plans, as modified by the settlement agreements entered into by the majority of parties. The UWUA addressed only one issue related to AEP's employee assistance plan. Shell, on the other hand, takes issue with several particular aspects of the transition plan stipulation on

----------
(9) The stipulation specifically noted that, if this provision is rejected by the Commission or determined unlawful by a court, the remainder of the stipulation will remain in effect.

99-1729-EL-ETP and 99-1730-EL-ETP                                          -10-

legal and conceptual grounds. Moreover, in Shell's view, it does not believe that the stipulation as a whole will establish the incentives for competitive suppliers to either enter AEP's service territory or remain there over time, all the while providing a financial windfall to AEP, (Shell Initial Br. at 3-4, 61-66, 68; Shell Reply Br. at 1-2, 7, 17). AEP OCC, IEU-Ohio, and the staff argue that the stipulation balances the diverse interests of nearly all parties to these proceedings and provides a number of varied benefits that are in the public interest, some of which are beyond what the Commission has authority to order (AEP Ex. 18, at 5-10; AEP Initial Br. at 10; OCC Initial Br. at 12-13; OCC Reply Br. at 11; IEU Br. at 3-4; Staff Initial Br. at 5, 6-8; Staff Reply Br. at 3-4).

     As noted earlier, Section 4928.31(A), Revised Code, provides that the company's transition plan must include a rate unbundling plan that specifies the unbundled components for electric generation, transmission, and distribution service components to be charged by the company on the start date of competitive retail electric service. The transition plan must also contain a corporate separation plan, a plan to address operational support systems, an employee assistance plan, and a consumer education plan (ID.). AEP's transition plans include those, as well as other proposals.

     Section 4928.34(A), Revised Code, requires the Commission to make determinations with respect to 15 separate "prerequisites" prior to approving a company's transition plan. Each of the opposing intervenors' comments and the 15 prerequisites is discussed below.

A. UNBUNDLING PLAN AND TRANSITION COSTS

     Beginning on the start date of competitive electric service, AEP proposes two tariff offerings: the standard tariff for customers who do not choose an alternative electric supplier and the open access distribution tariff for customers who do choose an alternative electric supplier. AEP's transition plan proposed that the open access distribution tariff be similar to the standard tariff, except that a stranded, generation transition charge (GTC) applies and no property tax credit applies (AEP Ex. 2, Part A). The individual components were derived based upon cost-of-service studies from CSP's and OP's last rate cases and were then functionalized (AEP Ex. 24A at 13-14). Adjustments were made to reflect the overall revenue level resulting from the prior rate cases and to match individual customer class revenues (ID.). For CSP, special adjustments were made so that the adjusted distribution component equaled the sum of the unbundled distribution and transmission components, less the revenue generated by the Open Access Transmission Tariff (OATT) (AEP Ex. 8A at 4). AEP sought recovery of stranded generation costs during the MDP and regulatory assets over the full 10-year period allowed by Section 4928.40, Revised Code (AEP EX. 16, at 9-10; AEP Ex. 9A at 13). The companies also identified several transition costs that they requested be established as new regulatory assets (AEP EX. 2, Part F, Sec. (B)(1)(a); AEP Ex. 16, at 6; AEP Ex. 9A at 8-12; AEP Ex. 9C at 6). AEP included the five-percent reduction required by Section 4928.40 (C), Revised Code, in the proposed residential service rates (AEP Ex. 24A at 19).

99-1729-EL-ETP and 99-1730-EL-ETP                                          -11-


     AEP  proposed to recover the following under the transition plan as filed:

Company     Regulatory Assets         Other Transition Costs         Total
-------     -----------------         ----------------------         -----
CSP           $289,515,000                 $73,684,000           $363,199,000
OP            $520,526,000                 $90,260,000           $610,786,000

(AEP Ex. 2, Part F).

     AEP contends that the stipulation provides additional benefits to the proposed unbundling plan and transition charges in several ways (AEP Initial Br. at 21-22, 59, 65-67). First, all distribution rates will be mostly frozen, effective December 15, 2005 through 2007 for OP and through 2008 for CSP (Jt. Ex. 1, at 3-4). Second, the frozen distribution rates can be adjusted to reflect changes in the functionalization of the transmission/distribution facilities under FERC's seven-factor test (ID. at 4). Third, the companies' tariffs and UNB-8 schedules will be revised consistent with Attachment 2 to the stipulation, in order to achieve revenue neutral rate designs and to equalize bill impacts for commercial customers (ID. at 7). Fourth, the companies will refile unbundled residential rate schedules that apply a five-percent reduction of the generation component, including the RTC component (ID. at 6). Fifth, the stipulation shortens the period during which the companies can recover stranded generation-related regulatory assets (from 10 years to seven years for OP and eight years for CSP) and limits the RTC levels for several years (ID. at 4 and Attach. 1). Next, the stipulation also specifies the levels of the RTCs for seven- and eight-year periods (ID. at Attach. 1). Under the stipulation, the companies can recover the following amounts as transition costs:


Company           In RTC During MDP     In Distribution Rates in Later Years
-------           -----------------     ------------------------------------
CSP                 $191,156,000                    $40,526,000
OP                  $425,230,000                    $45,533,000

(ID.; Tr. III, 50, 141).

     Additionally, AEP states that the companies have each foregone assessing its proposed GTCs on switching customers and $20 million in customer education, customer choice implementation and transition plan filing costs (Jt. Ex. 1, at 3 and 4). The remainder of customer education, customer choice implementation and transition plan filing costs (approximately $40.5 and $45.5 million) will be deferred. CSP has agreed to provide an additional shopping incentive of 2.5 mills/kilowatt-hour for the first 25 percent of CSP's residential load that switches during the MDP, with the unused portion at December 31, 2005, being credited to the RTC (ID. at 5). Lastly, OP agreed that, for 2006 and 2007, the first 20 percent of OP residential customers that switch will not be charged the RTC (ID. at 10).

     1.   MDP SHOPPING INCENTIVES

     AEP's transition plans proposed shopping incentives that were the lower of the estimated market cost of electric energy or the unbundled generation rate (AEP Ex. 9A at 28; AEP Ex. 2 at Part H; Tr. IV, 105). AEP did not propose to increase the incentives in the MDP (AEP Ex. 9A at 28-29). The stipulation includes an explicit additional shopping

99-1729-EL-ETP and 99-1730-EL-ETP                                          -12-

incentive of 2.5 mills/kWh for the first 25 percent of CSP's residential load that switches during the MDP, with the unused portion at December 31, 2005, being credited to the RTC (Jt. Ex. 1, at 5).

     In AEP's view, the transition plan stipulation would increase the proposed shopping incentive amounts by virtue of the companies agreeing to forego the amount of the GTCs and by the additional 2.5 mills/kilowatt-hour for the CSP residential class (AEP Initial Br. at 43).(10) AEP acknowledges that the stipulation states that "there will be no shopping incentive for [OP]", but contends that the language means there will be no explicit monetary incentive for OP customers during the MDP beyond that set forth in the plan (AEP Reply Br. at 22). Additionally, AEP argues that several other provisions in the stipulation constitute monetary and structural incentives to encourage shopping for CSP and OP customers (Tr. III, 148, 153, 157-160, 165, 167; AEP Reply Br. at 20-22).

     Shell has criticized the shopping incentive provisions of the stipulation for several reasons. In Shell's opinion, the key to engendering good alternatives to the standard offer during the MDP is an adequate shopping credit structure that reflects the costs of serving retail markets and that adjusts to reflect significant changes in underlying wholesale costs (Shell Initial Br. at
2).(11) First, Shell argues that the shopping credit scheme does not meet the requirements of SB 3 since the stipulation does not provide any shopping incentive for CSP commercial customers or for any OP customers during the entire MDP (ID. at 13; Shell Ex. 7, at 4, 8). In this respect, Shell states that neither the stipulation nor the transition plan provides a complete shopping incentive that will meet the statutory minimum switch rate or the Commission's requirements (Shell Initial Br. at 13-14; Shell Reply Br. at 9-12). Next, Shell states that the stipulation's terms discriminate against OP residential ratepayers since the CSP counterparts will have a shopping credit (Shell Ex. 7, at 4; Shell Initial Br. at 13-18).

     Also, Shell argues that the CSP shopping incentive is too small to produce the 20 percent load switching during the MDP (Shell Ex. 7, at 9-10; Shell
Initial Br. at 12, 14, 18-19). Shell further states that there has been no evidence to support the CSP shopping credit level. Additionally, Shell states that, since there is no designated shopping credit for OP, the credit is simply the unbundled generation component in OP's tariff (Shell Ex. 6, at 49; Shell Ex. 7, at 8; Shell Initial Br. at 19). Shell provides an illustration as to why a marketer cannot effectively compete in AEP's territory under these circumstances (Shell Initial Br. at 19-23). Shell further states that the proposed fixed shopping incentives can become less economic over time, as other costs increase (Shell Initial Br. at 19-25, 32; Shell Ex. 7, at 7-10). Moreover, Shell points out that the declining block rate aspect of the shopping credits makes it increasingly difficult for the competitors and will frustrate achievement of SB 3's 20 percent load switching (Shell Ex. 7, at 10; Shell Initial Br. at 23). Shell recommends that the Commission either: (1) direct the parties to return to the bargaining table to devise an

-----------------
(10) AEP states that this level of shopping incentive could not have been achieved without CSP's consent because the total amount exceeds the unbundled generation component for CSP's residential customers, which is the highest level the Commission could require. See, Section 4928.04(A), Revised Code.

(11) Shell's witness Dr. Wilson distinguished between a shopping credit and a shopping incentive. He explained that a "shopping credit" is the "total amount by which the switching customer's bill would be reduced because the customer is taking service from an independent provider", while the "shopping incentive" is a "component of the shopping credit and is specifically designed to encourage 20 percent of the market to shift" during the MDP (Tr. V,74).

99-1729-EL-ETP and 99-1730-EL-ETP                                         -13-

agreement that makes blocks of generation capacity (at predetermined prices) available for competitive suppliers (modeled after Duquesne Light Company and FirstEnergy Corporation arrangements); or (2) increase the shopping credits to the levels recommended by its expert witness (Shell Ex. 6, at 56-60; Shell Ex. 7, at 10-11; Shell Initial Br. at 26-28). Shell contends that those changes are necessary, not to make it more economical for She11 to serve customers, but to induce the 20 percent customer switching mandated by SB 3 (Shell Reply Br. at 17). Finally, Shell states that the Commission should establish a tracking mechanism to adjust the shopping credits in response to wholesale price increases or annually review the adequacy of the shopping credits in each service territory (Shell Ex.7, at 10-11; Shell Initial Br. at 35; Shell Reply Br. at 15).

     With regard to Shell's discrimination argument, AEP states that SB 3 does not require all transition plans to be the same and, thus, the fact that the 2.5 mills only applies to CSP residential customers cannot be found improper (AEP Reply Br. at 27). AEP contends that nearly every other marketer in these proceedings supports the shopping incentives of the stipulation and that is telling of their significance (ID. at 22). AEP criticizes Shell's expert's suggested shopping incentives as not being based upon the companies' actual unbundled generation components and as violating Section 4928.40(A), Revised Code, because they exceed the unbundled generation component (AEP Initial Br. at 44-46; AEP Reply Br. at 24). Moreover, AEP states that the Commission has no authority to order the companies to make blocks of generation available to suppliers (AEP Reply Br. at 18,24). Therefore, the Commission should support the voluntary resolution that satisfied nearly every interested party (ID.).

     The staff contends that SB 3's 20 percent switching rate is not a mandate (Staff Reply Br. at 5-6). Rather, it is one basis upon which the Commission can end the MDP early (ID.). Also, the staff states that, since the companies' transition charges are so low, the large shopping incentives that Shell seeks are not possible because the effect of Shell's request would deny the companies the opportunity to collect any transition costs from customers who shop (ID. at 8-9).

     Shell argues first that the stipulation is discriminatory and violates SB 3 because it includes a shopping incentive during the MDP for CSP residential ratepayers, but not for OP residential ratepayers. Then, Shell also argues that there will be insufficient shopping incentives for both companies, which will be the generation shopping credit.(12) Thus, Shell has acknowledged that there would be an OP shopping incentive during the MDP under the stipulation and transition plan. At first blush, the stipulation would leave the impression that there will be no shopping incentive at all during the MDP for OP customers. However, AEP's plan included a shopping incentive for OP customers during the MDP and the stipulation did not modify that incentive. The fact that the proposed shopping incentives during the MDP vary between CSP and OP customers does not, in and of itself, lead us to conclude that the proposal before us should be rejected. In fact, we have already approved different shopping incentives between Ohio's utilities and the fact that both companies are within the AEP family does not convince us that the shopping incentives must be the same in order to be reasonable.

-----------------
(12) We do not believe that Shell has presented consistent arguments on this point.

99-1729-EL-ETP and 99-1730-EL-ETP                                          -14-


     The main thrust of Shell's argument against the proposed MDP shopping incentives is that they will be too small to engender competition. We do not agree with Shell's contention that the MDP shopping incentives are unlikely to affect the market in AEP's territory. We believe that the stipulation's 2.5 mills/kWh (for the first 25 percent of CSP residential customers, which is approximately 125,000 customers) will further help ensure that CSP's residential customers have an incentive to shop. The remaining customers will have an adequate incentive to shop inasmuch as the shopping incentives will equal either the estimated market cost of electric energy or 100 percent of the unbundled generation rate. As Shell's Dr. Wilson acknowledged, there is not going to be one number that gives every supplier the ability to make it in a competitive market (Tr. V, 80). We believe, however, the MDP shopping incentives proposed will effectively foster early competition by providing significant motivation to CSP and OP customers to switch retail generation suppliers.


     2. POST-MDP  INCENTIVE FOR OP RESIDENTIAL  CUSTOMERS

     Section XVIII of the stipulation states that, for 2006 and 2007, the first 20 percent of OP residential customers that switch will not be charged the RTC (Jt. Ex.1, at 10-11). It is estimated that, in the first year (2006), approximately $5 million of RTC revenues will not be collected (Tr. III, 117). AEP will not amortize these RTC costs for future collection; it will expense the cost (ID. at 117-118). Shell contends that this provision of the stipulation violates SB 3 because the transition charge is "nonbypassable" and is not permitted to be discounted, per Sections 4928.37(A)(1)(b) and (3), Revised Code (Shell Initial Br. at 28-29).

     In response, AEP argues that the RTC cannot be "bypassable" during the MDP only and, since the MDP will not extend beyond December 31, 2005, this provision does not violate Section 4928.37(A)(1)(b), Revised Code (AEP Reply Br. at 28-29). As for the discount aspect of the provision, AEP states that, although the provision may "have the 'effect' of discounting the RTC, [it] is no different than providing an explicit monetary shopping incentive which offsets, i.e. discounts, the transition charge" (ID. at 29). Also, AEP believes that the statutory provision's goal is to prevent unjust discrimination among similarly situated customers and that will not occur under the stipulation because all residential customers will be eligible, but the discount ends when 20 percent switch (ID. at 29-30). AEP and the staff question the consistency of Shell's arguments thus far, stating that Shell should be welcoming this provision because its intent is to provide additional encouragement to OP residential customers to switch away from the standard offer after the MDP (ID. at 30; Staff Reply Br. at 11).

     AEP correctly points out that the "nonbypassable" restriction in Section 4928.37(A)(1)(b), Revised Code, is limited to the MDP. Thus, we do not find that the reduced RTC for OP customers in 2006 and 2007 would violate that aspect of SB 3. Additionally, Sections 4928.37(A)(1) and (3), Revised Code, specifically state that the transition charges that an electric utility can receive between the start of electric competition and the expiration of the MDP shall not be discounted by any party. The stipulation before us would not allow the discounting of the RTC to take place during the MDP. For that reason, we also conclude that Section XVIII is not contrary to SB 3. Moreover, we believe that the effect of this provision will provide OP residential customers another sizable incentive, after the MDP, to consider switching their

99-1729-EL-ETP and 99-1730-EL-ETP                                          -15-

generation supplier. For that reason, we find it to be consistent with the pro-competitive goals of SB 3.

     3. COMMISSION'S FUTURE ABILITY TO RESPOND TO THE MARKET

     Shell contends that the stipulation (Sections VI and VII) unreasonably restricts the Commission's authority to modify the shopping incentive and the collection of RTCs or to carry out its market monitoring functions (Shell Ex. 7, at 7-8; Shell Initial Br. at 30, 33-34). Shell points to Sections 4928.06,
4928.40(B)(1), and 4928.39, Revised Code, for support. Shell states that the Commission's ability to respond to unanticipated market changes is very important (particularly where a fixed shopping incentive regime applies during the MDP) and the signatory parties cannot agree to rewrite that authority (Shell Initial Br. at 31-32,33). Shell believes market participants need the assurance that the Commission can and will take immediate action to safeguard the continuing viability of retail competition (ID. at 32-33). As in Shell's earlier recommendation, Shell suggests a tracking mechanism to adjust the shopping credits or annual consideration of whether the credits are adequate or require modification.

     AEP and the staff do not agree that Sections VI and VII of the stipulation violate SB 3. AEP states that the Commission may, but is not required to, make adjustments to transition charges (AEP Reply Br. at 32). In AEP's view, the Commission may exercise that discretion and should concur with the signatory parties' conclusion that no such further reviews are necessary (ID.). Further, AEP states that there is virtually nothing to which the Commission's discretionary authority could be applied for three reasons: (1) the companies have waived their claims for GTCs for the MDP; (2) RTCs can only be adjusted prospectively and only after December 31, 2004; and (3) CSP's additional shopping incentive more than eliminates those customers' RTCs for the MDP (ID. at. 32-33). Staff states that there are a number of statutory obligations imposed upon the Commission that are unaffected by the stipulation and the Commission will assuredly fulfill its obligations under SB 3 (Staff Reply Br. at 12).

     The Commission does not believe that Sections VI and VII of the stipulation conflict with Chapter 4928, Revised Code. Section 4928.40(B)(1), Revised Code, permits the Commission to conduct periodic reviews no more often than annually and, as it determines necessary, adjust the transition charges of the electric utility. It does not require such reviews or adjustments. We believe that the stipulation establishes reasonable transition charges, shopping credits, and incentives for customers to shop. We do not believe that Section VI or VII negate the Commission's broad authority to safeguard retail competition during the MDP. Various sections of SB 3 give the Commission continued oversight to monitor the progress of competitive retail electric services, to take action where necessary, and to promote the policies of the state of Ohio set forth in
Section 4928.02, Revised Code. The Commission is charged with analyzing the efficacy of the market as it progresses over time and any evidence of the abuse of market power will be a signal for a change in the process.

     4. GENERATION TRANSITION CHARGES AND STRANDED GENERATION BENEFITS

     As noted earlier, Section IV of the stipulation states that AEP will not impose lost revenue charges or GTCs on any switching customer (Jt. Ex. 1, at 3). AEP's original

99-1729-EL-ETP and 99-1730-EL-ETP                                           -16-


transition plan proposal included a proposed GTC of $291.43 million, representing above-market, stranded generation costs (AEP Ex. 9A at 12 and 9C at 5-6; Shell Ex. 6, at 39; Tr. III, 16). This calculation was based upon the difference between the generation components of the historic rates and the companies' projected market price of generation (Shell Ex. 6, at 38, 40-41; Tr. III, 19-21, 22). Shell states that AEP's GTC approach allows it the opportunity for a windfall because there should be no GTC so long as AEP's generating plants are valued at a market value equal or greater than their net book value (Shell Ex. 6, at 41,46-47; Tr. V, 114-115). For Shell, the correct generating plant valuations imply that there will be no GTC or stranded costs, only stranded benefits and, therefore, Section IV of the stipulation does not support a finding that the stipulation is reasonable (ID. at 43-44; Shell Reply Br. at 24-25).

     Shell argues that the stipulation and the proposed corporate separation plan will result in the transfer of generation assets to an unregulated affiliate at too low a value and harm ratepayers by denying them any share of the "market premiums" associated with the generation assets (Shell Ex. 6, at 43-44, 46, 83; Shell Initial Br. at 36; Shell Reply Br. at 28-29). Shell presented evidence that the more appropriate estimate of AEP's generating assets is a market value of nearly $7 billion, as opposed to the book value of approximately $2.2 billion (Shell Ex. 6, at 33-34; Tr. V, 114). Thus, in Shell's view, AEP's agreement in the stipulation to forego the GTC is meaningless because AEP had no such transition costs in the first place (Shell Initial Br. at 43). In particular, Shell's witness Dr. Wilson argues that AEP utilized overly optimistic, low market prices for power, citing to AEP's recent higher-priced purchases in the wholesale market and third-party forecasts of prices in the area (Shell Ex.6, at 15-18). Dr. Wilson noted that changing only the estimated market price of energy, as he suggested, raised the estimated value of the generation assets by more than $2 billion and resulted in an estimate of $1.5 billion of stranded benefits (ID. at 21). Next, Dr. Wilson noted that AEP improperly discounted by a full 12 months (rather than by six months) and deducted office building and other nongeneration plant construction costs from generation revenues (ID. at 22-23). Dr. Wilson then suggested that AEP should have assumed a 10.5 percent equity cost and a capital structure of 40 percent equity and 60 percent debt (ID. at 24-27). With all five of those inputs modified as suggested by Dr. Wilson, the value of AEP's generating plants would raise to nearly $5 billion and exceed book value by more than $2.5 billion (ID. at 27, 29, and JWW-5). Dr. Wilson noted that some other adjustments could be made, but he did not attempt them (ID. at 24, 31, 36-37).

     In addition, Shell contends that AEP will recover over $616 million in RTCs and all off-system generation sales (Shell Initial Br. at 43-44). Moreover, Shell takes issue with the fact that, under the stipulation, AEP ratepayers continue to pay for the transferred generation assets through unbundled, frozen generation rates, but not receive any benefit from the sales that the unregulated generation affiliate might make to third parties (Shell Initial Br. at 43; Shell Reply Br. at 20-21). Taken together, the book value transfer of generation assets would not serve the public interest. Shell suggests that the Commission provide AEP ratepayers a share by: (1) offsetting RTC recovery, and
(2) funding more generous shopping credits for residential ratepayers with generation-related market premiums and third-party sales revenues (Shell Ex. 6, at 46; Shell Ex. 7, at 12; Tr. V, 40-41; Shell Initial Br. at 44-45; Shell Reply Br. at 29).

99-1729-EL-ETP and 99-1730-EL-ETP                                          -17-

     AEP disagrees with Shell's argument on this issue. AEP points out that its corporate separation plan does not call for the transfer of its generation assets to an unregulated affiliate. Rather, the corporate separation plan involves the creation of new transmission and distribution subsidiaries; CSP and OP will continue to own and operate the generation assets. AEP disagrees with Shell's expert's estimate of AEP's generating assets and lists a number of reasons why the analysis is flawed (AEP Reply Br. at 35-37, 42-43). Specifically, AEP argues that the most accurate value of its generating assets is not necessarily measured by selling price (ID. at 35). AEP contends that Dr. Wilson's proposed substitute market price of electricity is too high and constitutes an improperly averaged price at times only when the companies were purchasing power, times of high demand and higher prices (ID. at 36-37). Next, AEP takes issue with Shell's reliance upon the valuation report and methodology of Research Data International (RDI) because it was a preliminary, working document for the FirstEnergy transition proceedings(13), which contained incorrect or non-comparable data (ID. at 42-42).

     Moreover, AEP states that Section 4928.35(A), Revised Code, does not entitle ratepayers to share in market premiums, even if there were any (AEP Reply Br. at 43-44). AEP further argues that Shell's suggestion that any market premiums fund larger shopping credits for switching customers is a violation of
Section 4928.35(A), Revised Code, because that provision prohibits adjusting the utility's frozen unbundled rates during the MDP (AEP Reply Br. at 44). Likewise, AEP argues that Shell's suggestion to reduce the RTC violates Section 4928.39, Revised Code, because regulatory assets are a separate and distinct component of transition costs that can be adjusted only on a prospective basis (ID. at 44-47).


     Staff contends that Shell's GTC argument is inconsistent in saying that the unbundled generation charges are above market (based on old rate case data) and below market (based upon low market values) (Staff Reply Br. at 13-14). For this reason, staff says that Shell's position should be rejected (ID.).


     As noted earlier, if the stipulation is approved, AEP no longer seeks to recover a GTC. Therefore, the remainder of Shell's concern here is the netting of AEP's alleged stranded benefits/market premiums against transition costs. The Commission is not convinced that Dr. Wilson's analysis for determining the market value of the generating assets is fully correct. For instance, we believe Dr. Wilson's use of market price of electricity was overstated because it relied upon purchase data at times when electric prices were high and did not account for such abnormality. It also appears to improperly average the prices. We think AEP's criticisms, on these points, are valid. Changes to this one input in the valuation methodology, as Dr. Wilson noted, has a significant impact on the stranded benefits/market premiums. We also are unwilling to accept Dr. Wilson's reliance upon the RDI generation asset valuation methodology as grounds for rejecting AEP's valuation methodology. No RDI representative testified in this proceeding and the document was apparently a work in progress. Moreover, only parts of the working document are part of the record in these proceedings. Dr. Wilson's apparent use of the same methodology (with some substituted figures) does not convince us that we must

-----------------
(13) IN THE MATTER OF THE APPLICATION OF FIRSTENERGY CORP. ON BEHALF OF OHIO EDISON COMPANY, THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, AND THE TOLEDO EDISON COMPANY FOR APPROVAL OF THEIR TRANSITION PLANS AND FOR AUTHORIZATION TO COLLECT TRANSITION REVENUES, Case Nos. 99-1212-EL-ETP, 99-1213-EL-ATA, and 99-1214-EL-AAM (July 19, 2000).

99-1729-EL-ETP and 99-1730-EL-ETP                                          -18-

accept the methodology or the figures therein. In fact, AEP has raised doubt in our minds as to the accuracy of some comparison figures contained in the working document and relied upon by Dr. Wilson. For these reasons, we do not agree with Dr. Wilson's analysis or his conclusion that any stranded benefits exceed the amount of the GTC that AEP has agreed to forego as part of the stipulation.

     Furthermore, we believe that the stipulation provides a reasonable and equitable resolution on this issue. AEP has agreed to forego a claim of $291.43 million. The parties to the agreement have agreed, based on all of the terms and conditions of the agreement that there is no further netting or adjustments to the transition cost recovery during the MDP. Based upon the above findings, the Commission concludes that there are no stranded generation benefits that should either offset the RTCs or further fund the shopping incentives proposed by the stipulation.

     5. FROZEN GENERATION RATES

     This next argument also relates to Section IV of the stipulation, wherein neither company will impose any lost revenue charges (GTC) on any switching customer (Jt.Ex.1, at 3). Shell argues that, for non-switching customers, the frozen, unbundled GENERATION rates only allow AEP another opportunity to collect excessive revenues since those rates will be uneconomic in a competitive market (Shell Initial Br. at 45; Shell Reply Br. at 24).(14) Shell further believes that the stipulation itself concedes an over-recovery of GENERATION revenues because the signatory parties agree that RTC revenues and frozen rate revenues are sufficient to recover regulatory assets (Shell Initial Br. at 47). Next, Shell contends that these frozen generation rates represent a "DE FACTO second RTC charge" because, under the stipulation, the companies will amortize and recover the value of the regulatory assets in excess of the stipulated regulatory asset rates (ID. at 48). Shell alleges that this is unlawful since some customers will pay it, but not others, and it will discourage customer switching (ID.)

     AEP states that SB 3's framework allows customers who do not switch to pay (as part of the unbundled generation component) generation costs that may be uneconomic (AEP Reply Br. at 48). In AEP's view, the legislature specifically chose to freeze rates at pre-SB 3 levels and did not allow, for instance, for adjustments in current costs or sales levels when unbundling generation rates (ID. at 49-50). Furthermore, AEP alleges that customers will pay the same frozen, unbundled generation rates, regardless of whether the companies amortize the regulatory assets over the MDP or expense them immediately (ID. at 51). Thus, AEP believes Shell's issue is with the requirements of SB 3 and the legislature has already disagreed with Shell's position (ID. at 52). Thus, there is no statutory basis to contend that the stipulation is improper (ID.). AEP further points out that it calculated the unbundled generation rates in accordance with Section 4928.34, Revised Code, and Shell has not taken issue with them. (ID. at 49).


     We cannot agree with Shell's arguments on this point. We find that the unbundling plan agreed to by stipulating parties to the transition plan stipulation is reasonable and consistent with Section 4928.34, Revised Code. The evidence of record shows that the

------------------
(14) Specifically, Shell contends that the frozen, unbundled generation rates are uneconomic because they are not reflective of current or competitive costs and demand (Shell Initial Br. at 46-47).

99-1729-EL-ETP and 99-1730-EL-ETP                                          -19-


unbundling plan proposed by AEP follows the intent of Section 4928.34, Revised Code. In unbundling the rates for each customer class, AEP had to follow the requirements of SB 3, which not only dictated the manner in which the generation component would be determined, but also necessitated the use of the AEP's earlier cost-of-service studies. We find that AEP has followed the statutory scheme in unblindling its rates. Further, one of the purposes of this proceeding is to establish unbundled rates based on the already adopted cost-of-service studies, not to alter those studies or to determine whether more appropriate rates should be used when unbundling services. To do so would clearly be inconsistent with the mandate of Section 4928.34(A)(6), Revised Code, which requires the unbundling of the rates in effect on the day before the effective date of SB 3. Therefore, we find the generation components to be reasonable.

     6.   DISTRIBUTION RATE FREEZE

     Section V of the stipulation states, that, except in the event of certain limited changes, all distribution rates in effect on December 31, 2005, will be frozen for three years for CSP and two years for OP (Jt. Ex. 1, at 3). Shell presents two very different arguments against this provision. First, Shell views this provision as an anti-competitive albatross because, after the MDP, those frozen rates will recover generation-related retail costs and subsidize the post-MDP, "market-based" standard offer. Essentially, Shell contends that the existence of the frozen distribution rates invites the creation of a below-market rate for the standard offer and provides AEP an unfair competitive advantage over other suppliers (Shell Initial Br. at 50). Second, Shell states that the frozen distribution rates allow AEP additional opportunity for cost over-recovery since the rates are based upon costs and sales levels from old base rate cases, rather than the lower costs of a competitive market (ID. at 50-51). Shell also states that the rate freeze would again tie the Commission's hands in achieving the pro-competitive policies of SB 3 (ID. at 51).

     AEP first states in response that Shell's criticism here is inconsistent with Shell's acceptance of a similar rate freeze provision in the FirstEnergy transition cases (AEP Reply Br. at 53). AEP acknowledges that the frozen distribution rates are unlikely to represent the items and levels of expense that the companies are incurring today or will be incurring at the end of 2005 (ID. at 54). However, AEP states that it is speculative to conclude that the companies will be over-recovering their distribution expenses in 2006, 2007 or 2008 (ID.). AEP notes that it and signatory consumer representatives have weighed the risks of the agreed-upon rate freeze and determined that it is a reasonable agreement as part of the overall stipulation, and the Commission should reject Shell's claims (ID.).

     We do not agree with Shell on this point either. We believe that the distribution rate freeze will provide some certainty to customers in AEP's service territory at a time when they are evaluating the competitive generation market. That is to say, OP customers may be assured that competitive, generation-related costs are not being shifted to non-competitive, distribution charges after the MDP. Furthermore, to accept Shell's argument on this point, we must assume that the 2005 distribution rates will include generation-related costs and will not be reflective of distribution costs in 2006 through 2008. We are not willing to accept those assumptions.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -20-

          7. USF Rider and EERLF Rider
             -------------------------

     On July 13, 2000, as amended on July 17, 2000, ODOD submitted a motion for approval of the USF and EERLF riders for AEP. ODOD states that the USF and EERLF riders were required to be effective on July l, 2000 and January 1, 2001, respectively. However, due to delays in the transfer of this program, ODOD requested that the Commission make the USF rider effective September 1, 2000. On August 4, 2000, IEU-Ohio filed a motion to disapprove those proposed riders. ODOD, OCC, OPAE, APAC, and OEC filed a memorandum in support of those riders. AEP recommended that the Commission adopt ODOD's calculations its reply brief (AEP Reply Br. at 64). By entry issued August 17, 2000, we agreed with the rates reflected in ODOD's motion. Accordingly, the USF rider rates proposed by ODOD ($0.0006240 for CSP and $0.0002998 for OP) became effective September 1, 2000. The approved rates for the EERLF rider will be $0.00010758 for both operating companies, effective January 1, 2001. A request for rehearing of our August 17, 2000 USF/EERLF ruling was then filed by IEU-Ohio, OMA, and OCRM. In a separate ruling issued this same day, we have granted rehearing in order for the ODOD and the Commission staff to provide additional data on various components of the USF riders. AEP's effective USF riders shall remain in effect pending the Commission's further review of this matter.

     8. LOAD SHAPING SERVICE
        --------------------

     Section XIX of the stipulation states that AEP and the signatory marketers will further negotiate an AEP load shaping service.(15) All such marketing intervenors shall be notified of dates, times, and locations for such meetings (Jt. Ex. 1, at 11).

     Shell argues that the stipulation's terms relating to load shaping service are discriminatory much in the same way as the consolidated billing terms, which is fully addressed later (Shell Ex. 7, at 15; Shell Initial Br. at 58, footnote
160). Shell worries that, because negotiations will only take place with signatory marketers, the resulting load shaping services could confer benefits to only signatory parties (Tr. V, 119-120). Moreover, Shell argues that, since the generation affiliate(s) providing the load shaping service will be outside of the Commission's jurisdiction, there will be no means for curbing discriminatory actions. Shell recommends that the Commission condition any approval of the proposed corporate separation plan on the resulting unregulated generation affiliate(s)' providing services like load shaping to all market participants in a nondiscriminatory manner (Shell Initial Br. at 58-59, footnote
160).

     We believe that Shell raises some valid points about the load shaping terms in the stipulation. Obviously, by agreeing to negotiate with stipulating marketers, AEP is not agreeing to negotiate with all marketers in its service territory. It is possible that any resulting load shaping service could then only confer benefits upon the negotiating marketers. However, we do not think that the entire stipulation or this part must be rejected because of this possibility. We believe that, as a condition of our approval of the stipulation and the transition plans, any resulting load shaping service must be provided in a nondiscriminatory manner. Furthermore, we direct AEP to open the negotiations to all

------------------
(15) Load shaping service allows a marketer to better tailor its power purchases to meet customer demands (Tr. III, 121-122).

99-1729-EL-ETP and 99-1730-EL-ETP                                         -21-

interested parties, not just signatory marketers, so that it is possible to develop a load shaping service that is based upon all interested persons' input. Not only do we think it is the smarter approach to take, we also think it can lead to a better end result.


     9. REMAINING CONCERNS WITH THE UNBUNDLING PLAN AND TRANSITION COSTS

     Section 4928.34(A)(l), Revised Code, requires the Commission to determine whether the unbundled components for the electric transmission component of retail electric service equal the FERC tariff rates in effect on the date of approval of the transition plan. The unbundled transmission component must include a sliding scale of charges to ensure that refunds determined or approved by the FERC are flowed through to retail electric customers. After review of the filings and testimony submitted by AEP, we find that the companies' transition plans satisfy the requirements of Section 4928.34(A)(1), Revised Code.

     Section 4928.34(A)(2), Revised Code, requires that the unbundled components for retail electric distribution service in the rate unbundling plan equal the difference between the costs attributable to the company's transmission and distribution rates based on the company's most recent rate proceeding, and the tariff rates for electric transmission service determined by the FERC under division (A)(l) of that code section. We find that the companies' filings satisfy this prerequisite. AEP's adjusted unbundled distribution component is the sum of the transmission and distribution components of rates in effect on October 5, 1999, less the revenue generated by the applicable OATT (AEP Ex. 24A at 15). AEP stated that, in identifying the costs in the operating companies' last rate cases, costs were assigned to functions where possible (ID. at 13-14). We believe that the companies' allocations are reasonable and the companies' filings, as amended by the stipulation (and subject to review in the companies' compliance filings), satisfy prerequisite (A)(2) of Section 4928.34, Revised Code.


     Section 4928.34(A)(3), Revised Code, requires that all other unbundled components required by the Commission in the rate unbundling plan must equal the costs attributable to the particular service, as reflected in the company's schedule of rates and charges. In accordance with this provision, AEP's existing rates will be unbundled to separate out certain components that will be included in several riders in the operating companies' tariffs. We note that the stipulation provides for USF and EERLF riders for the companies (Jt. Ex. 1, at
11), which we fully discussed above. Based on the evidence presented in this proceeding, we find that the companies' filings, as amended by the stipulation (and subject to review of the companies' compliance filings), satisfy prerequisite (A)(3).


     Section 4928.34(A)(4), Revised Code, requires that the unbundled components for retail electric generation service in the rate unbundling plan equal the residual amount remaining after the determination of the transmission, distribution, and other unbundled components, and after any tax related adjustments as necessary to reflect the effects of the amendment of Section 5727.111, Revised Code. Upon review of AEP's transition filings, as amended by the stipulation, we find that the companies have satisfied this prerequisite. In Rule 4901:1-20-03, Appendix A, Part (C)(1), O.A.C., the Commission proposed a formula for determining the residual generation component that includes transition charges. However, the Commission left open the possibility that companies could propose alternative formulations. RULES FOR ELECTRIC TRANSITION PLANS, SUPRA, Opinion and Order at 16.

99-1729-EL-ETP and 99-1730-EL-ETP                                          -22-

AEP proposed such an alternative in its transition filing, but has agreed in the stipulation not to impose the GTC on any switching customer (AEP Exs. 2, at 15A and 15B; Jt. Ex.1, at 3). In addition, Section 4928.4O(C), Revised Code, requires a five-percent reduction in the unbundled generation component for residential customers. Under the stipulation, the five-percent reduction is to be applied to the generation component, including the RTC component (Jt. Ex. 1, at 6). In addition, as described above, the settlement requires AEP to forego its right to seek reduction of the discount for residential customers during the MDP (ID.).

     Section 4928.34(A)(5), Revised Code, requires that all unbundled components in the rate unbundling plan must be adjusted to reflect any rate base reductions on file with the Commission and as scheduled to be in effect by December 31, 2005, under rate settlements in effect on the effective date of this section. However, all earnings obligations, restrictions, or caps approved prior to the effective date of the statute are void. We find that the companies' filings, as amended by the stipulation, satisfy prerequisite(A)(5).

     Section 4928.34(A)(6), Revised Code, requires that the total of all unbundled components is capped and, during the MDP, will equal the total of rates in effect on the day before the effective date of SB 3. The cap will be adjusted for changes in taxes, the universal service rider, and the temporary rider under Section 4928.61, Revised Code. Under AEP's filings, the total of the companies' unbundled rates is capped, with limited exceptions, during the MDP. Further, under the stipulation, distribution rates are frozen for additional years beyond the MDP, through the end of 2007 for OP and through 2008 for CSP (Jt. Ex. 1, at 3). In addition, under the companies' filings, the total of all unbundled components of existing rates and contracts equals the rates and charges of the bundled components, except for adjustments to reflect taxation changes under SB 3 and for the USF fund and EERLF riders (AEP Ex. 9A at 14-15). AEP's transition filings, as amended by the stipulation and taking into consideration our conclusion for the gross receipts/excise tax issue (discussed below), satisfy prerequisite (A)(6).

     Section 4928.34(A)(7), Revised Code, requires the rate unbundling plan to comply with any rules adopted by the Commission under Section 4928.06(A), Revised Code.(16) The rules adopted by the Commission regarding unbundling of rates are set forth in Rule 4901:1-20-03, O.A.C., Appendix A. We find that the transition filings, through the various schedules and testimony submitted in this proceeding, satisfy Section 4928.34(A)(7), Revised Code.

     Section 4928.34(A)(12), Revised Code, requires that the transition revenues authorized under Sections 4928.31 to 4928.40, Revised Code, be the allowable transition costs of the company pursuant to Section 4928.39, Revised Code, and that the transition charges for customer classes and rate schedules are the charges under Section 4928.40, Revised Code. Based upon the discussion above and our consideration of the record, we find that AEP's filings, subject to the modifications contained in the stipulation, satisfy the prerequisite set forth in Section 4928.34(A)(12), Revised Code.

------------------
(16) Section 4928.06, Revised Code, directs the Commission to enact rules to effectuate commencement of competitive retail electric service. The Commission has enacted rules in compliance with this statute through various generic rule proceedings.

99-1729-EL-ETP and 99-1730-EL-ETP                                         -23-

     Section 4928.34(A)(15), Revised Code, requires that all unbundled components be adjusted to reflect the elimination of the gross receipt tax imposed by Section 5727.30, Revised Code. The signatory parties agree that the revenues from the agreed-upon RTCs and from existing frozen and unbundled rates recovered during the MDP are sufficient to recover regulatory assets as of the beginning of the MDP and to provide for the stipulation's obligations (Jt. Ex. 1, at 10). We believe that this agreement is envisioned by and consistent with the requirements of Section 4928.34(A)(15), Revised Code, as well as Section 4928.34(A)(6), Revised Code. (17)

     Section 4928.39, Revised Code, requires the Commission to determine the total allowable amount of the company's transition costs to be received by the company as transition revenues. Such transition costs must meet the following criteria:

     (1)  The costs were prudently incurred.

     (2) The costs are legitimate, net, verifiable, and directly assignable or allocable to retail electric generation service provided to electric consumers in this state.

     (3)  The costs are unrecoverable in a competitive market.

     (4) The utility would otherwise be entitled an opportunity to recover the costs.

     We believe that, under the proposed transition plans as modified by the proposed stipulation, the amount of transition costs has been determined and that it meets the requirements for recovery through transition charges.


     B.   CORPORATE SEPARATION PLAN

     Under AEP's corporate separation plan, the companies have proposed to move the regulated transmission and distribution functions into newly created affiliates (AEP Ex. 2, Part B). As a result, AEP acknowledges that the new entities will own and operate all transmission and distribution assets and be public utilities, as defined in Sections 4905.02 and 4905.03, Revised Code (AEP Ex. 9A at 19; AEP Initial Br. at 47). AEP plans to seek the necessary federal authorization for the transfer of assets in 2000 (AEP Ex. 9A at 21). The corporate separation plan will take into consideration the overlapping financial arrangements that currently exist and refinance substantially all of the obligations over a period of time (AEP Ex. 20, at 3-7). In particular, the plan involves: (1) assigning specific debt that can be identified to individual assets and leaving the remaining debt and preferred stock obligations with the generation company; (2) retire debt and preferred stock obligations; and (3) replace debt and preferred stock obligations in a manner that does not create or will eliminate future financial overlaps (ID. at 5-6). Nearly all service offerings will remain the same; AEP identified one service (storage water heater rental

------------------
(17) Section 4928.34(A)(6), Revised Code, provides that the effect on customer rates from the tax overlap between the existing gross receipts tax and the new franchise tax "shall be addressed by the Commission through accounting procedures, refunds, or an annual surcharge or credit to customers, or through other appropriate means, to avoid placing the financial responsibility for the difference upon the electric utility or its shareholders."

99-1729-EL-ETP and 99-1730-EL-ETP                                          -24-


program) that will be phased out as inappropriate in a competitive market for generation services (AEP Ex. 9A at 20). AEP's corporate separation plan and supporting testimony address safeguards, separate accounting, financial arrangements, complaint procedures, education and training, and a cost allocation manual (AEP Ex. 2, Part B; AEP Exs. 9A at 22-23, 9B at 3, 13, 20).

     AEP contends that the stipulation enhances the corporate separation plan in three respects (AEP Initial Br. at 50). First, the cost allocation manual
(CAM) will definitively follow the uniform system of accounts, as well as the generally accepted accounting principles. (Jt. Ex. 1, at 11). Second, effective with the start of competition, the distribution affiliate will not provide competitive non-electric products or services to retail customers on a commercial basis, except under pre-existing contractual obligations or when incidental to the provision of customer services and not on a commercial basis (ID. at 11-12). Third, the stipulation requires that employees of the affiliates not have access to any information about the transmission or distribution systems that is not contemporaneously available in the same form and manner to nonaffiliated competitors of retail electric services (ID.).

     Shell raises two concerns with the corporate separation plan of AEP (Shell Ex. 6, at 83-84, 86-87; Shell Initial Br. at 66-67). First, Shell states that the corporate separation plan allows excessive sharing of accounting services and management with affiliates (ID.). Second, Shell contends that "declared emergencies" under the corporate separation plan will allow AEP to violate the affiliate code of conduct (ID.).


     Shell presented no evidence on either of these points. We are not convinced that Shell's concerns about the language or the corporate separation plan warrant its rejection. As for the sharing of accounting services and management, we have previously explained that the corporate separation rules were not intended to prohibit all sharing of employees between affiliated entities. RULES FOR ELECTRIC TRANSITION PLANS, SUPRA, Second Entry on Rehearing at 21. Moreover, we stated that certain centralized support functions may be permissable (ID.). Specifically, our corporate separation rules are "intended to require independent work/functions when the failure to maintain independent operations may have the effect of harming customers or unfairly disadvantaging unaffiliated suppliers of competitive retail electric service or non-electric products or services" (ID.). Without any evidence presented, we are not convinced that the AEP's plan could have the harmful effect we wish to avoid. Moreover, many interested parties have agreed to the contrary. Additionally, we are not convinced that AEP's corporate separation plan must contain a particular definition of "declared emergency". The corporate separation plan complies with Rule 4901:1-20-16(G)(4)(j), O.A.C., on this point and is acceptable.

     Unlike  the  corporate   separation   plans  proposed  by  the  FirstEnergy
Corporation operating companies and Cincinnati Gas & Electric Company,(18) AEP has presented a corporate separation plan that provides for structural separation by January 1, 2001 (except for limited financial arrangements). Therefore, this Commission need not evaluate an interim plan under Section 4928.17(C), Revised Code. Section 4928.17(A)(2), Revised


------------------
(18) IN THE MATTER OF THE APPLICATION OF CINCINNATI GAS & ELECTRIC COMPANY FOR APPROVAL OF ITS ELECTRIC TRANSITION PLAN, APPROVAL OF TARIFF CHANGES AND
     NEW TARIFFS, AUTHORITY TO MODIFY CURRENT ACCOUNTING PROCEDURES, AND APPROVAL TO TRANSFER ITS GENERATING ASSETS TO ANY EXEMPT WHOLESALE GENERATOR, CASE NOS. 99-1658-EL-ETP, et al. (August 31, 2000).

99-1729-EL-ETP and 99-1730-EL-ETP                                         -25-

Code, requires that all plans satisfy the public interest in preventing unfair competitive advantage and abuse of market power. The plan must also be sufficient to ensure that no undue preference or advantage is extended to or received by the competitive retail affiliate from the utility affiliate. Section 4928(A)(3), Revised Code. We find that AEP has constructed its plan in a manner that achieves, to the extent reasonably practical, the structural separation contemplated by Section 4928.17(A)(1), Revised Code, and the corresponding Commission rules. However, the Commission reserves the right to invoke its authority to preserve fair competition, for both interim and permanent arrangements.


     Section 4928.34(A)(8), Revised Code, states that the corporate separation plan required under Section 4928.31(A), Revised Code, must comply with section 4928.17, Revised Code, and any rules adopted by the Commission pursuant to
Section 4928.06(A), Revised Code. We find that the proposed corporate separation plan satisfies this prerequisite, for the reasons stated in the discussion above. We reserve the right to closely monitor the implementation of the plan to avoid competitive inequality, unfair competitive advantage or abuse of market power. We believe that through the periodic Commission review (i.e., through audits of the company's books and records, including the CAM) and the complaint process, this Commission may ensure that the corporate separation plan is implemented in accordance with the policy enunciated in SB 3.

     C.   OSP

     Section 4928.34(A)(9), Revised Code, provides that the company's transition plan must comply with Commission requirements and rules regarding operational support systems and technical implementation issues pertaining to competitive retail electric service. The Commission's rules regarding operational support and technical implementation are set out in Appendix B of Rule 4901:1-20-03, O.A.C. Additionally, on November 30, 1999, the Commission issued an entry in Case No. 99-1141-EL-ORD, directing Ohio's investor-owned electric utilities and interested stakeholders to participate in a taskforce for the development of uniform business practices and electronic data interchange (EDI) standards. Pursuant to this directive, the Commission staff created the OSP taskforce (hereinafter referred to as OSPO). On May 15, 2000, numerous OSPO participants filed a pro forma certified supplier tariff (pro forma tariff) and a stipulation (hereinafter referred to as the OSPO stipulation) in each utility's transition plan case. The pro forma tariff contains a number of service regulations on which the parties were able to agree. These relate to: supplier registration and credit requirements, end-use customer enrollment process, supplier registration and credit requirements, end-use customer inquiries and requests for information, service request process, metering services and obligations, load profiling and scheduling, transmission scheduling agents, confidentiality of information, voluntary withdrawal by a competitive retail electric service provider, liability, and alternative dispute resolution. In the OSPO stipulation, the parties specifically requested the Commission to resolve issues in four general areas: (1) energy imbalance service, (2) minimum stay requirements for residential and small commercial customers returning to standard offer service, (3) consolidated billing and purchase of receivables, and (4) adoption of EDI standards. On May 18, 2000, the Commission issued and entry initiating a generic docket to establish procedures for parties desiring to file comments and reply comments regarding the OSPO stipulation and pro forma tariff. IN THE MATTER OF THE ESTABLISHMENT OF ELECTRONIC DATA EXCHANGE STANDARDS AND UNIFORM BUSINESS PRACTICES FOR THE

99-1729-EL-ETP and 99-1730-EL-ETP                                           -26-

ELECTRIC UTILITY INDUSTRY, Case No. 00-813-EL-EDI (hereinafter 00-813). On July 20, 2000, the Commission issued a finding and order approving the OSPO stipulation and resolving the four issues left unresolved.

     AEP's operational support and technical implementation plan is described in the testimony of Jeffrey Laine (AEP Ex. l4A and 14B). The OSP specifically addresses each requirement set forth in the Commission's rules (AEP Ex. 2, Part
C). Specifically, as required by Rule 4901:1-20-03, Appendix B, Part (A), O.A.C., AEP's operational support plan addresses how the company intends to utilize its existing systems and what changes will be made to implement customer choice. Further, as required by Rule 4901:1-20-03, Appendix B, Part (B), O.A.C., the plan includes an electronic "clearinghouse" system that will provide functionality such as service provider registration, enrollment and switching, estimation and reconciliation, settlement, and bill data delivery (AEP Ex. 14B at 2).

     Under the transition plan stipulation in this case, AEP agrees to incorporate into its transition plan, the OSPO stipulation and pro forma tariff with the exception of certain terms that the stipulating parties have agreed will apply to AEP. According to the companies, the settlement modifies the companies' plans by providing minimum stay requirements and consolidated billing credits (AEP Initial Br. at 55). AEP contends that these modifications bring additional benefits to customers and, suppliers and, thus, encourage the development of the competitive retail market (ID.). Shell takes issue with four OSP-related items in the transition plans and stipulation: (1) supplier consolidated billing credit; (2) residential customer switching period (3) switching fee, and (4) additional certification requirements proposed by AEP.


     1.   SUPPLIER CONSOLIDATED BILLING CREDIT

     AEP did not propose a supplier consolidated billing credit in the transition plans. Section XIV of the stipulation states that AEP will provide a $1.00 credit to suppliers for each consolidated bill issued by that provider during the first year of the MDP (Jt. Ex. 1, at 9; Tr. III, 101). The signatory parties agree to conduct further negotiations related to a similar future credit (ID.). Finally, that provision states that AEP shall reasonably attempt to implement supplier consolidated billing as soon as practicable (ID.).(19)

     Shell believes that the stipulation's terms for a consolidated billing credit are inadequate to spur effective competition (Shell Ex. 7, at 16-17; Shell Initial Br. at 52). Shell, unlike most other marketers in these proceedings, provides consolidated billing for customers in Georgia and intends to do so in Ohio. First, Shell characterizes the stipulated credit amount as "anemic" and as requiring Shell's customers to pay twice for the billing service (once to Shell and a second time to AEP for costs not captured by the billing credit) (Tr. III, 115-116; Shell Initial Br. at 53; Shell Reply Br. at 27). Shell further states that the $1.00 is an arbitrary figure, while Shell's evidence supports a conclusion that CSP and OP residential accounting collections and services average $3.70 and $4.00 per customer per month, respectively (Shell Ex. 7, at 20; Shell Intitial Br. at 54-55). For that reason, Shell contends that the billing costs are virtually certain to be much higher than $1.00 (Shell Ex. 7, at 21). Shell also presented evidence of other utilities' billing costs, which were all quite a


-----------------
     (19) AEP has  established  its target date for  implementing  the  supplier
          consolidated   billing  credit  as  January  1,  2001,  the  start  of
          competition in Ohio (Jt. Ex. 1, at 7; Tr. III, 102, 156).

99-1729-EL-ETP and 99-1730-EL-ETP                                          -27-

bit higher than $1.00 (ID. at 23, JWW-1S, JWWW-2S). For these reasons, Shell contends that the Commission should reject Section XIV and take one of two actions. Those are: either adopt a higher figure, no lower than $2.00 per bill, pending completion of a separate proceeding to determine actual costs, or require AEP to establish a separate affiliate to perform billing functions (ID. at 23-24; Shell Initial Br. 57).

     Second, Shell also criticizes the stipulated process for modifying the credit because only signatory parties may participate in those future negotiations. Shell notes that even AEP acknowledged that, if none of the signatory parties seek such negotiations, they will not take place (Tr. III; 106; Shell Initial Br. at 58). Shell believes that none of the signatory marketers have an interest in performing consolidated billing and, therefore, there is a great risk that no future consolidated bill credit negotiations will take place. Shell also states that the stipulation's terms would have anti-competitive consequences, by excluding certain market participants from negotiations and by only allowing AEP to petition the Commission if negotiations fail (Shell Initial Br. at 59). Lastly, Shell points out that the stipulation also fails to provide a "fail-safe" credit in the event that future negotiations are not completed in the 12-month period (Shell Ex. 7, at 24). In Shell's view, not only does AEP not have an incentive to agree to a higher billing credit, but the stipulation provides AEP with further incentive to let the 12 months expire so that the stipulated credit expires (Shell Initial Br. at 59).

     AEP states that the Commission should view the stipulated consolidated billing credit as an extra bonus since AEP is not statutorily required to offer such a credit and since not other Ohio utility will be offering one as early as AEP (AEP Initial Br. at 54; AEP Reply BR. at 55). AEP also points out that the Commission did not require utilities to offer consolidated billing credits in consideration of the topic as part of the OSP issues (AEP Rely Br. at 55). Next, AEP contends that there is evidence to support the reasonableness of the stipulated credit amount. For instance, AEP's witness stated that the only avoided costs of providing billing services would be postage and the envelope, costs which are much less than $1.00 (Tr. III, 111-112, 149; AEP Reply Br. at
57). AEP also points out that Shell's witness acknowledged that other utilities have credits in the $1.00 range (TR. V. 94). Next, AEP contends that there is no basis in Ohio law for the Commission to adopt Shell's recommendation for a separate billing affiliate. AEP next noted that it has agreed to keep Shell involved and informed of the consolidated bill discussions (Tr. III, 106-108)(20), so that concern has already been addressed by the companies (AEP Reply Br. at 58-59).


     Staff contends that Shell's argument is premature because the stipulation is providing a credit only as a temporary measure during the first year (Staff Initial Br. at 9). Sine "fine-tuning" can and will be addressed in the future and there are many more pressing items to address during the first phase of the transition, Shell's concern should be not adopted according to the staff (ID.). Additionally, the staff states that the consolidated billing credit is a unique advantage of this stipulation since no other stipulation provide such a credit
(ID).


     We established in 00-813 a target date for consolidated bill-ready billing of no later than June 1, 2002, and a target date for supplier consolidated billing of not later than July 1,


------------------
     (20) AEP agreed to also allow participation by customer groups, such as the OCC, the staff, industrials (TR. III, 16-107).

99-1729-EL-ETP and 99-1730-EL-ETP                                           -28-

2002. The stipulation before us, however, includes a target date for supplier consolidated billing that coincides with the start of competition. In this respect, AEP is planning to be the first utility to implement the necessary systematic changes for supplier consolidated billing. We find the stipulated target date by AEP to be reasonable.(21) Nevertheless, the crux of Shell's argument is not the start date, but the amount of the consolidated billing credit. Shell presented evidence from which it contends that the $1.00 credit is unreasonable. AEP presented evidence from which it contends that the $1.00 credit is reasonable. On balance, we conclude that, as part of an overall settlement of nearly all issues in these proceedings, the stipulated credit amount is acceptable. If this issue were fully litigated, we might very well reach a conclusion that differs from $1.00, but we cannot say that this provision (as part of a settlement reached with a broad range of interested parties and with a target of having the credit immediately available with the onset of competition) must be rejected. Additionally, AEP explained that, in the event that the system changes for supplier-consolidated billing are not in place at the start of competition on January 1, 2001, it would continue the consolidated billing credit on a day-for-day basis so that it was offered for a one-year period (Tr. 111, 156-157). Lastly, inasmuch as AEP has agreed to include Shell in the future negotiations (as well as customer groups), we believe that eliminates Shell's concern that those future negotiations might not take place (Shell itself can ensure that the negotiations take place). For these reasons, we do not accept either one of Shell's suggested approaches for this issue.

          2.   RESIDENTIAL CUSTOMER SWITCHING/MINIMUM STAY REQUIREMENT

     The transition plan filing provided that all customers returning to the company from an alternative supplier be required to stay on the standard service offer for 12 months or the MDP, whichever is longer (AEP Ex. 2, Part A, UNB-1, Sheet Nos. 3-18D for OP and 3-14D for CSP; AEP Ex. 24A at 5-6). AEP has agreed to mitigate this requirement in the settlement (Jt. Ex. 1, at 7-8). In Section XII of the stipulation, the operating companies agree that, during the MDP, customers who can take generation service from AEP between May 16 and September 15 must either remain a customer through April 15 of the following year or choose a market-based tariff which will not be lower than the generation cost embedded in the standard offer (ID. at 7). Under the stipulation, nonaggregated residential customers will be permitted to shop three times during the MDP and to return two times to the default tariff before being required to choose from one of the above two options (ID. at 8).

     Shell contends that AEP's proposed minimum stay requirement violates SB 3 because SB 3 contemplates no limitation on a residential customer's freedom of movement between service options even if those movements involve a return to standard offer service (Shell Ex. 6, at 64; Shell Initial Br. at 60). Shell also claims that AEP's minimum stay provision could remove large numbers of such consumers from the competitive market place for substantial periods of time and reduce competition (Shell Initial Br. at 60).

     AEP points out that Section 4928.31(A)(5), Revised Code, specifically allows transition plans to create reasonable minimum stay requirements (AEP Reply Br. at 60). Furthermore, AEP states that it is unrealistic for there to be no restrictions placed on

-------------------------
(21)  We note that, pursuant to Rule  4901:1-10-29(H)(1),  O.A.C., the companies
      are   still   required   to   make   rate-ready,   electric   distribution
      utility-consolidated billing available to suppliers on January 1, 2001.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -29-

residential switching (ID.). Also, AEP states that the Commission has already rejected Shell's position in 00-813, there is no reason to alter that decision, and the Commission should adopt Section XII of the stipulation (ID. at 60-61).

     With respect to the issue of AEP's minimum stay requirements and Shell's criticisms thereof, we defer to our rulings in 00-813. In that first order (page
13), we approved the use of minimum stay requirements conditioned upon the development of a market-based "come and go" rate alternative service and only in the event the customer voluntarily chooses to return to the standard offer service. We prohibited the imposition of a mandatory stay when a customer defaults to the utility's standard offer service due to the default of the supplier of electricity. We also established a uniform penalty free return to standard offer service policy and a uniform period throughout Ohio in which companies can impose a summer/stay period of May 16th through September 15th. On August 31, 2000, we granted rehearing with regard to the minimum stay ruling and adopted the "first year exemption" proposal (as opposed to the two free returns proposal) as the uniform rule in Ohio for residential and small commercial customers. This uniform rule differs from what AEP agreed upon in its stipulation, but AEP also agrees in that same stipulation to abide by our OSP determinations. Having, addressed and considered Shell's arguments in 00-813, we conclude that no further conclusions need be expressed at this time. Accordingly, the Commission will modify the stipulation's treatment of minimum stay requirements so that AEP's minimum stay requirements are in full compliance with our orders in 00-813 and we reserve approval of any tariff provision relating thereto.(22) We also note that, as stated in our entry on rehearing in 00-813, our approval of the minimum stay requirements is conditioned upon the development of a uniform alternative, which will provide returning customers with a method of avoiding the minimum stay or which may eliminate the need for such requirement.

          3.   SWITCHING FEE AND ALTERNATIVE METERING CREDIT

     As part of its OSP, AEP originally proposed a $5.00 switching fee each time a customer authorized change in provider occurs, except under certain limited circumstances (AEP Ex. 2, Part A, UNB-1, Sheet Nos. 3-3D and 3-18D for OP and Sheet Nos. 3-3D and 3-14D for CSP). AEP later modified its switching fee proposal, increasing it to $10.00 (AEP Ex. 24B at 4-5). AEP states that it proposed the increased fee because of certain Commission rules(23) and the items being discussed in the OSPO (AEP Ex. 24B at 4-

-------------------
(22) We note that the stipulation's minimum stay proposal was suggested to the Commission, UNLESS the OSPO agreed upon other, less restrictive minimum stay requirements. As noted above, the OSPO did not agree upon minimum stay requirements and requested a Commission ruling. That has occurred and, thus, Section XII's prefatory clause has not been triggered. We make this statement so that all interested parties fully understand that we expect that the conclusions we reached in 00-813 on the minimum stay issue will be followed. We also make this statement in light of Mr. Forrester's testimony, which would leave one to believe that the stipulation's minimum stay provision would be triggered (and not the Commission's 00-813 minimum stay conclusions) if the Commission's conclusion in 00-813 was more restrictive than the stipulation (Tr. IV, 134-135). We do not, accept the approach/interpretation set forth by Mr. Forrester and explicitly modify the stipulation on this issue and we reserve approval of any tariff provision relating thereto so that AEP's minimum stay requirements comply with our decisions in 00-813.

(23) AEP specifically referred to the Commission's rules in IN THE MATTER OF THE COMMISSION'S PROMULGATION OF RULES FOR MINIMUM COMPETITIVE RETAIL ELECTRIC SERVICE STANDARDS PURSUANT TO CHAPTER 4928, REVISED CODE and IN THE MATTER OF THE COMMISSION'S PROMULGATION OF AMENDMENTS TO RULES FOR ELECTRIC SERVICE and

99-1729-EL-ETP and 99-1730-EL-ETP                                           -30-

5). Shell argues that the switching fee proposed is excessive (Shell Ex. 6, at 66; Shell Initial Br. at 66-67).(24) AEP states that the Commission should deny Shell's objection, when it is weighed against the reasonableness of the stipulation as a package (AEP Reply Br. at 61-62).

     Also as part of its OSP, AEP proposed an $0.11 monthly alternative metering credit for CSP residential customers and a $0.12 monthly alternative metering credit for OP residential customers (AEP Ex. 2, Part A, UNB-1, Sheet No. 10-1D). Shell states that the proposed alternative metering credits are too low and effectively amount to barriers for suppliers to undertake alternative metering (Shell Ex. 6, at 78; Shell Initial Br. at 66-67). Shell wants the credits to reflect the utilities' fall cost, not only avoided cost (Shell Ex. 6, at 78). AEP states that the Commission should likewise deny Shell's objection, when it is weighed against the reasonableness of the stipulation as a package (AEP Reply Br. at 61-62).

     Similar to our finding for the consolidated billing credit amount, we conclude that the switching fee and alternative metering credit amounts are acceptable. Although we might conclude, based upon a fully litigated record, that other amounts are more appropriate, we have no evidence in the record to do so. Shell presented no such evidence as to what it contends are appropriate dollar amounts. Accordingly, we conclude that the modified switching fee and the alternative metering credit amounts proposed by AEP are acceptable, in the context of the overall settlement package presented to us.

          4.   SUPPLIER REGISTRATION REQUIREMENTS

     As part of the OSP, AEP proposed a two-step certification/registration process. AEP stated that, along with the Commission's certification process, it "proposes a registration process for its service territory" (AEP Ex. 2, Part A, UNB-1, Sheet No. 3-15D - 3-16D for CSP and Sheet No. 3-19D - 3-20D for OP). The registration process would require: (1) proof of certification, (2) $100 annual fee; (3) financial instrument to ensure against defaults and a description of the plan to meet requirements of firm service customers; (4) contact information; (5) dispute resolution process for supplier customer complaints; and (6) statement of adherence with tariffs and any agreements between AEP and the supplier (ID.). Shell contends that approval of the OSP will allow AEP to improperly impose additional certification requirements upon suppliers, beyond the Commission's certification requirements (Shell Ex. 6, at 68-72; Shell Initial Br. at 66-67).

     As noted earlier, on July 19, 2000, we approved of the OSPO's proposed pro forma tariff. That tariff contained (in Section V) the following language associated with supplier registration process, beyond the Commission's certification requirements:

           The Company shall approve or disapprove the supplier's registration within 30 calendar days of receipt of complete registration information from the supplier. The 30 day time period may be extended for up to 30 days for

---------------------

      SAFETY STANDARDS   PURSUANT TO CHAPTER 4928,   REVISED   CODE,  Case  Nos.
      99-1611-EL-ORD and 99-1613-EL-ORD, respectively.

(24) Shell referred to the $5.00 switching fee proposal. We presume that Shell considers the current, higher fee proposal to be excessive as well and, therefore, shall address the argument.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -31-

      good cause shown, or until such other time as is mutually agreed to by the supplier and the Company.

           The approval process shall include, but is not limited to: successful completion of the credit requirements and receipt of the required collateral if any by the Company, executed EDI Trading Partner Agreement and Certified Supplier Service Agreement, payment and receipt of any supplier registration fee and completion of EDI testing for applicable transaction sets necessary to commence service.

           The Company will notify the supplier of incomplete registration information within ten (10) calendar days of receipt. The notice to the supplier shall include a description of the missing or incomplete information.

     Thus, we have agreed, not only that the electric utilities can have registration processes, but the registration processes can include some of the very items that were proposed by AEF in its transition plan. However, we believe that the stipulation before us resolves Shell's concerns over AEP's proposed registration requirements. In Section XI, the companies agree to accept resolution of issues by the OSP working group and to incorporate such in their transition plans (Jt. Ex. 1, at 7). Registration procedures were mutually resolved by the OSPO working group (as part of the pro forma tariff) after the plan was proposed and we have also approved that uniform tariff. It appears to us that AEP has accepted to modify supplier registration terms to comply with what was adopted by the OSPO working group, to which Shell was also a supporting party. We do not believe that there is any further disagreement on this issue. Accordingly, the Commission will approve the stipulation's treatment of supplier registration conditioned upon certain modifications so that AEP's supplier registration requirements are in full compliance with our orders in 00-813.

          5.   OVERALL OSP CONCLUSION

     While the settlement provides several express modifications to the operational support aspects of the transition plan filing, which the company argues benefit customers and suppliers alike, the settlement also states that AEP will abide by Commission determinations related to OSP issues when not resolved by the OSPO (Jt. Ex. 1, at 7). Thus, the settlement sets out not only its own provisions enhancing the development of a competitive retail market, but expressly encompasses such measures that the Commission has adopted to reach the same goal. We believe the companies' OSP set forth in the stipulation, subject to modifications to comply with 00-813, is reasonable and appropriately addresses operational support systems and technical implementation procedures. Accordingly, we find the transition plan meets the statutory requirements of
Section 4928.34(A)(9), Revised Code. The Commission directs its staff to finalize a bill format that includes a "price to compare" (which is the price for an electric supplier to beat in order for the customer to save money) for residential and small commercial

99-1729-EL-ETP and 99-1730-EL-ETP                                           -32-

customers.(25) As part of our approval of AEP's transition plans, the companies must meet staff's requirements regarding billing format.

     D.   EMPLOYEE ASSISTANCE PLAN (EAP)

     AEP's EAP was presented in the testimony of Melinda S. Ackerman, Vice President of Human Resources for American Electric Power Service Corporation (AEP Ex. 5). Ms. Ackerman stated that, in the event of job displacement due to organizational restructuring, AEP's EAP consists of programs to help individuals locate new positions, a relocation assistance program, an educational assistance program, professional outplacement services, and a re-employment workshop (AEP Ex. 5, at 2-3). Additionally, the EAP includes programs designed to help deal with the emotional and financial issues associated with displacement, such as, counseling, severance, extended medical and life benefits, and early retirement (ID. at 3). Ms. Ackerman noted that the programs being sponsored as the EAP are existing already and the companies have not identified any eligible employees (ID.). Finally, Ms. Ackerman noted that the companies are not seeking cost recovery in the transition charge of any costs associated with the EAP (ID.),

     UWUA points out that the EAP is lacking a disparate/adverse impact statement in accordance with Rule 4901:1-20-03, Appendix C, Part (C)(8), O.A.C. UWUA assert that, to the extent AEP seeks to "downsize" during the MDP, the Commission's regulations will require submission and approval of a disparate/adverse impact statement (UWUA Br. 2 and 4). Despite the fact that AEP has proposed no staffing changes and is not seeking any related transition cost, UWUA states that the filing of the statement is necessary before any staff downsizing takes place, not vice versa, so that the Commission can ensure the availability of reliable, safe, and efficient electric service (ID. at 4). Therefore, UWUA states that any approval of the transition plan (including the EAP) should include a condition requiring AEP to file and obtain approval of a disparate/adverse impact statement PRIOR to carrying out proposed staffing changes during the MDP (ID. at 6-7). Additionally, UWUA states that the Commission should clarify that "downsizing" during the MDP gives rise to the requirement of advance filing and approval of a disparate/adverse impact statement (ID. at 5-7).

     AEP responds by stating that, since it did not identify any positions affected by SB 3, no disparate/adverse impacts could be explained and, therefore, its EAP filing satisfies the Commission's filing requirements (AEP Reply Br. at 62). Next, AEP states that the UWUA would expand the requirement to apply to any downsizing, rather than just for employees that are adversely and directly affected by electric restructuring (ID. at 62-63). Lastly, AEP states that the UWUA's suggestion should be rejected because the Commission should not establish procedures for addressing speculative events; rather, the Commission can determine what procedures, if any, are appropriate when such a change occurs (ID.).

     Section 4928.31(A)(4), Revised Code, requires a utility to file, as part of its transition plan, an employee assistance plan "for providing severance, retraining, early retirement,

-------------------
(25) We recognize that AEP already proposed a chart that reflects the companies' prices to compare, but by tariff service (AEP Ex. 9D at Attach.
      I). This information should be helpful for finalizing the bill format that includes the "price to compare" information.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -33-

retention, outplacement, and other assistance for the utility's employees whose employment is affected by electric industry restructuring..." Rule 4901:1-20-03, O.A.C., Appendix C, Part (B)(3), defines "employee affected by restructuring" as an employee who is "directly and adversely affected by electric restructuring during the [MDP]...."  Part (A) of the rule requires the utility to explain "how it would mitigate any necessary reductions in the electric utility workforce." Part (C) requires the EAP to provide the following components: notification of employees; outplacement assistance; relocation assistance; employee assistance, such as counseling; early retirement programs; severance packages; and "other assistance."

     To the extent UWUA argues that the EAP is deficient because no disparate/adverse impact statement was included, we disagree. Since the companies concluded that no employees would be directly and adversely affected by electric restructuring during the MDP, we do not believe a disparate/adverse impact statement was required in the filing. We find that AEP's EAP satisfies the filing requirements of Rule 4901:1-20-03, O.A.C. UWUA does also seek a further requirement for AEP. UWUA states that any approval of the transition plan (including the EAP) should include a condition requiring AEP to file and obtain Commission approval of a disparate/adverse impact statement prior to carrying out proposed staffing changes during the MDP. On this point, UWUA is seeking a Commission requirement upon AEP to file, during the MDP, statements regarding what effect planned staffing changes will have on service delivery. AEP is correct in noting that UWUA's request would apply to any staff changes, not just those directly and adversely affected by electric restructuring. For that reason, we agree that UWUA's request is somewhat over-broad. However, we do not believe such a condition upon approval of the EAP is unwarranted. Rather, we find it appropriate to require AEP to provide a disparate/adverse impact statement (in this docket) should the company subsequently determine that a reduction in the staffing level is necessary due to electric restructuring during the MDP. Moreover, we will require AEP to provide the Commission with all terms and conditions related to the sale of corporate assets (including the sale of affiliate coal mines) that could have an impact on employment levels. We will of course be monitoring the service delivery and will take all necessary steps to ensure that just, reasonable, reliable and safe electric service is provided. Pursuant to Section 4928.34(A)(10), Revised Code, the Commission finds that the companies' EAP, with the above-noted conditions, sufficiently provides severance, retraining, early retirement, retention, outplacement, and other assistance for the company's employees whose employment is affected by electric industry restructuring.

     E.   CONSUMER EDUCATION PLAN

     Section 4928.31(A)(5), Revised Code, requires each utility's transition plan to include a consumer education plan consistent with Section 4928.42, Revised Code, and the applicable Commission rules. Section 4928.42, Revised Code, provides that, prior to the starting date of competitive retail electric service, the Commission shall prescribe and adopt a general plan by which each electric utility shall provide during its MDP consumer education on electric restructuring. Utilities are required to spend up to $16 million in the first year on consumer education within their certified service territories and an additional $17 million in decreasing amounts over the remaining years of the MDP. As part of its transition plan, AEP filed an education plan (AEP Ex. 2, Part E). AEP 's education plan targets residential customers, small and mid-sized commercial customers, elected officials,

99-1729-EL-ETP and 99-1730-EL-ETP                                           -34-

community leaders, civic organizations, trade associations, and consumer groups (AEP Ex. 9A, at 25). Industrial customers' needs will be addressed on an individual basis (ID.). A special effort will target low-income, special needs, and hard-to-reach customers (ID.). The plan also describes the methods, timelines, and spending that will be used for AEP's education campaign. Some opposition to AEP's education plan was raised by the Coalition for Choice in Electricity (CCE)(26) and OCC.

     As noted earlier, on November 30, 1999, the Commission issued rules for the electric transition plan proceedings. At that same time, the Commission adopted in Case No. 99-1141-EL-ORD a general plan for the electric utilities' consumer education. After the companies filed their transition plans, various intervenors filed preliminary objections. Separate staff reports were filed in each of the transition plan proceedings. In each staff report, the staff stated that the consumer education plans are consistent with the requirements issued by the Commission on November 30, 1999.(27) After reviewing all of the education plans filed in all of the transition cases and after considering the objections and comments submitted, we found in our July 19, 2000 Finding and Order in these proceedings that AEP's education plan is in compliance with Section 4928.42, Revised Code, and we approved AEP's education plan subject to a few contingencies. First, we noted that, with regard to provisions for the funding of local community-based organizations (CBO), although we did not require funding of the CBOs, we did encourage AEP to provide CBO funding. Second, we required AEP to include an unaffiliated energy marketer representative on the advisory board (we allowed AEP's operating companies to have a combined advisory group and a combined service territory-specific campaign). Third, we required that the plans for AEP include further details on how the territory-specific campaign will be managed and operated, how materials and information will be disseminated, and how funds will be allocated to activities, as well as other matters. Further, we conditioned our approval on the Commission staff's continuing supervision of the general and territory-specific plans as further details are developed for each of the consumer education programs. With the conditions to AEP's education plan set forth in our July 19, 2000 order, we find that AEP's transition plan complies with Section 4928.31(A)(5), Revised Code. Additionally, the Commission finds that the companies' consumer education plan sufficiently complies with Section 4928.34(A)(10), Revised Code,

     F.   INDEPENDENT TRANSMISSION  PLAN

     Section 4928.34(A)(13), Revised Code, requires that any transmission plan included in the transition plan must reasonably comply with Section 4928.12, Revised Code, and any rules adopted by the Commission unless the Commission, for good cause shown, authorizes the company to defer compliance until an order is issued under Section 4928.35(G), Revised Code.(28) Pursuant to Section 4928.12(A), Revised Code, no entity shall own or control transmission facilities (as defined by federal law) in Ohio as of the date of competitive retail electric service unless the entity is a member of, and transfers control of

----------------------
(26) The CCE group includes various marketers, low-income representatives, IEU, OCRM, OPAE, city of Cleveland, AMP-Ohio, and OMA.

(27) The staff's only recommendation for the AEP consumer education plan was the inclusion of an energy marketer representative in the advisory group.

(28) Section 4928.35(G), Revised Code, governs requirements for utilities that do not have an independent transmission plan with respect to transfer of control and operation of transmission facilities.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -35-

those facilities to, one or more qualifying transmission entities. Section 4928.12(B), Revised Code, sets forth the specifications that such entities must meet.

     Both existing federal(29) and state requirements are designed to achieve the same key objectives for transmission service in the development of competitive wholesale and retail energy markets. These shared objectives include: corporate separation of generation and transmission, with decisions to provide service, pricing, and expansion of facilities made on an independent basis from the transmission provider's ownership of generation facilities; creation of RTOs with sufficient scope and configuration to increase economic supply options to customers; elimination of pancaked transmission charges within a single RTO; and improved reliability of transmission service.

     AEP's witness Craig Baker (AEP Exs. 6A, 6B, an d 6C) explained that the company will satisfy the requirements of the Ohio statute by transferring control and operation, and ultimately ownership, of its transmission facilities to the Alliance RTO. The Alliance RTO is currently composed of FirstEnergy Corporation, AEP, Consumers Energy Company, The Detroit Edison Company, and Virginia Electric and Power Company (AEP Ex. 6A at 4).(30) As presently configured, the Alliance RTO would serve a nine-state area with a population of approximately 26 million people and a connected load of 67,000 megawatts (AEP Ex. 2, Part G at 8). The Alliance transmission system has connected generation capacity of 72,000 megawatts and will be one of the largest RTOs in the nation (ID.). The FERC conditionally approved the Alliance RTO in December 1999, but required that the participants modify certain aspects of the entity's independence, governance configuration, and tariff design. 89 FERC paragraph 61,298 (1999). AEP claims that, upon final operational implementation, the Alliance RTO will minimize pancaked transmission rates within Ohio to the extent reasonably possible and be consistent with Section 4928.12(B)(3), Revised Code (AEP Ex. 6C at 8). Until the Alliance RTO is operational and the transfer has occurred, AEP proposes that retail customers or their suppliers use AEP's OATT to transmit power and energy from alternative suppliers to the customers' load (AEP Ex. 8B at 2). Thereafter, transmission service to retail customers will cease under AEP's OATT, but be offered by the Alliance RTO OATT (ID.).

     Additionally, in March 2000, the FERC conditionally approved the merger between American Electric Power Corporation and Central and South West Company. 90 FERC paragraph 61,242 (2000). That merger transaction will also impact the transferring of control, operation, and ultimately ownership of AEP's transmission facilities to the Alliance RTO.

     Although the Alliance RTO may not be operational before customer choice commences in Ohio (January 1. 2001), AEP asserts that the settlement will provide benefits to participants in the Ohio retail generation market (AEP Initial Br. at 69-71). The stipulation obligates AEP to transfer control and operation, and ultimately ownership, of AEP's transmission facilities to a FERC-approved RTO no later than December 15, 2001 (Jt. Ex 1, at 5).
Additionally, AEP identified three transmission-related benefits of the stipulation that are specific to the period of time before that RTO becomes operational:

------------------
(29) Order No. 888, FERC Stats. & Regs. paragraph 31,089 (2000) and Order No. 2000, FERC Stats. & Regs., paragraph 31,036 (1996).

(30) The Dayton Power & Light Company and Illinois Power Company have also announced their intention to join the Alliance RTO.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -36-

          (1) AEP will provide two full-time equivalent positions in the System Control Center to assist transmission uses with reservations, scheduling, and tagging;

          (2) AEP or its affiliates will provide transmission services for all power, including transmission of default service power and power for affiliated and nonaffiliated energy service providers only under the proposed PRO FORMA transmission tariff; and

          (3) AEP or its affiliates will comply with OASIS and conduct requirements promulgated by FERC.

(ID. at 5, 8).

     Next, AEP listed four other transmission-related benefits of the stipulation. First, AEP will account for partial megawatt-hours when the load served by imports across AEP interfaces does not result in whole megawatts (Jt. Ex. 1, at 5). Second, AEP is required to make a unilateral filing at FERC to extend rollover rights to retail customers or their supplier, requesting an effective date of January 1, 2001 (ID.). Third, AEP will work with RTOs/ISOs and transmission-level customers to develop and implement resolutions for reciprocity and interface/seam issues and, if no other filing on this subject is made by September 1, 2000, AEP will file a proposal with the FERC (ID. at 5). Fourth, AEP will fund up to $10 million for costs imposed by PJM and/or the MISO on generation originating in the MISO or PJM (Id. at 5-6).

     In Shell's reply brief it argues that the $10 million fund will not promote competition because the commitment may not reach $10 million in the short time period and because the dollars are available for only certain transmission costs (Shell Reply Br. at 30). Shell estimates that the fund will only (at best) benefit 6 percent of the AEP load (Tr. III, 162-164; Shell Reply Br. at 31).

     Pursuant to Section 4928.34(A)(13), Revised Code, as an alternative to approving an independent transmission plan that complies with Section 4928.12, Revised Code, the Commission may, for good cause shown, authorize a company "to defer compliance until an order is issued under division (G) of section 4928.35 of the Revised Code." Because the Commission cannot determine, at this time, whether the Alliance ISO (or any other FERC-approved RTO as allowed by the stipulation) is compliant with the requirements of Section 4928.12, Revised
Code, (due to changes that will occur as a result of the FERC's ongoing proceeding addressing the Alliance RTO, for instance), the Commission will defer approval of AEP's independent transmission plan until the opportunity is available to address the changes to the FERC-approved RTO. The Commission will exercise this later decision process through an order issued under Section 4928.35(G), Revised Code. We will authorize AEP to defer compliance with this provision until an order is issued pursuant to Section 4928.35(G), Revised Code.

     We will, however, address Shell's arguments against Section VIII of the stipulation ($10 million transmission fund). On balance, we find the $10 million fund to be a unique benefit offered by the stipulation. It is one of several beneficial aspects of the stipulation. While on its own, this term of the stipulation may not create effective competition, it can (in conjunction with all of the other terms of the plans and stipulation) collectively "jump

99-1729-EL-ETP  and   99-1730-EL-ETP                                        -37-

start" competition and spur the development of effective competition in AEP's territory. For these reasons, we reject Shell's criticism of the $10 million transmission fund.

     G.   SECTION 4928.34(A)(14), REVISED CODE

     Section 4928.34(A)(14), Revised Code, states that one of the findings the Commission must make in approving a utility's transition plan is that the utility is in compliance with Sections 4928.01 through 4928.11, Revised Code, and any rules or orders adopted or issued by the Commission under those sections. We wish to make clear that we have a continuing obligation to ensure that the transition plan and its implementation are in keeping with the policy of the state, as set forth in these provisions of the statute. For example, through the monitoring of markets and enforcement with fair standards of competition, we intend to make, as a top priority, enforcement of the overarching policies of SB 3 to ensure open markets. We believe that this prerequisite is thereby satisfied.

     H.   ACCOUNTING AUTHORITIES

     The signatory parties also seek from the Commission the authority to implement various accounting entries on the regulatory books. These requested accounting approvals have been identified either in the companies' filings or in the transition plan settlement agreement and include:

          (1) Requested  amortization  of regulatory  assets during the MDP
              and  thereafter  until  such  regulatory   assets  are  fully
              amortized.

          (2) Requested amortization (on a per kilowatt-hour basis) of regulatory assets as of the beginning of the MDP that exceed the amounts on the attachment to the stipulation. Such amortization will occur during the MDP and recovered through existing frozen and unbundled rates.

          (3) Requested deferral of certain new regulatory assets actual costs, plus a carrying charge, as regulatory assets for future recovery in future distribution rates.

          (4) Addressing the issue of potential violations of Internal Revenue Code normalization rules with respect to amortization or regulatory liabilities of investment tax credits and deferred income taxes. The signatory parties ask that the Commission adopt certain specific language found in the settlement.

(Jt. Ex. 1, at 4, 10).

     The requested accounting authority is reasonable and shall be granted. Additionally, we will approve the following language contained in the agreement:

              The base rates in the [MDP] embodied in this opinion and order include the amortization of regulatory liabilities related to [investment tax credits] no more rapidly than ratably, and the amortization of "excess

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          deferred taxes" using the Average Rate  Assumption  Method in order to avoid any potential normalization violations.

IV.  THREE-PART TEST FOR EVALUATING STIPULATIONS

     Rule 4901-1-30, O.A.C., authorizes parties to Commission proceedings to enter into stipulations. Although not binding on the Commission, the terms of such agreements are accorded substantial weight. SEE, CONSUMERS COUNSEL V. PUB. UTIL. COMM. (1992), 64 Ohio St.3d 123, at 125, citing AKRON V. PUB. UTIL. COMM.
(1978), 55 Ohio St.2d 155. This concept is particularly valid where the stipulation is supported or unopposed by the vast majority of parties in the proceeding in which it is offered.

     The standard of review for considering the reasonableness of a stipulation has been discussed in a number of prior Commission proceedings. SEE, E.G., OHIO-AMERICAN WATER CO., Case No. 99-1038-WW-AIR (June 29, 2000); CINCINNATI GAS & ELECTRIC CO., Case No. 91-410-EL-AIR (April 14, 1994); WESTERN RESERVE TELEPHONE CO., Case No. 93-230-TP-ALT (March 30, 1004); OHIO EDISON CO., Case No. 91-698-EL-FOR et al. (December 30, 1993); CLEVELAND ELECTRIC ILLUM. CO., Case No. 88-170-EL-AIR (January 30, 1989); RESTATEMENT OF ACCOUNTS AND RECORDS (ZIMMER PLANT), Case No. 84-1187-EL-UNC (November 26,1985). The ultimate issue for our consideration is whether the agreement, which embodies considerable time and effort by the signatory parties, is reasonable and should be adopted. In considering the reasonableness of a stipulation, the Commission has used the following criteria:

          (1) Is the settlement a product of serious bargaining among capable, knowledgeable parties?

          (2) Does the settlement, as a package, benefit ratepayers and the public interest?

          (3) Does the settlement package violate any important regulatory principle or practice?

     The Ohio Supreme Court has endorsed the Commission's analysis using these criteria to resolve issues in a manner economical to ratepayers and public utilities. INDUS. ENERGY CONSUMERS OF OHIO POWER CO. V. PUB. UTIL. COMM. (1994), 68 Ohio St.3d 547 (CITING CONSUMERS' COUNSEL, SUPRA, at 126). The court stated in that case that the Commission may place substantial weight on the terms of a stipulation, even though the stipulation does not bind the Commission. ID.

     AEP, OCC, the staff, and IEU-OH all state that the stipulations comport with this criteria (AEP Ex. 18, at 3; AEP Initial Br. at 9-14, AEP Reply Br. at 64; OCC Initial Br. at 12-13; Staff Initial Br. at 3-6; IEU-OH Br. at 3-4). Shell argues the stipulations are not in the public interest (Shell Initial Br. at 9-10).

     Based on our three-prong standard of review, we find that the first criterion, that the process involved serious bargaining by knowledgeable, capable parties, is met. Counsel for the applicant and the staff, as well as the numerous intervenors, have been involved in many cases before the Commission, including a number of prior cases

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involving rate issues.  Further,  there have been few  settlements in major case before this Commission in which the overwhelming majority of intervenors either supported or did not oppose the resolution of issues presented by the stipulations.

     The stipulations also meet the second criterion. The stipulated resolution of these proceedings advances the public interest by resolving the extensive and complex issues raised in this proceeding without incurring the extensive time and expense of litigation that would otherwise have been required. In the case of the ANM stipulation, it will defer to an already pending proceeding the debate of pole attachments. We believe that such an agreement is in the interest of bringing the bigger restructuring issues to the forefront for resolution so that competitive choice can effectively begin on January 1, 2001. For that reason, we believe that the ANM stipulation advances the public interest.

     Adoption of the stipulations also reduce significantly the number of possible appeals, and provides additional lead time to put in place the mechanisms necessary to get the customer choice program up and running. Additional evidence that the public interest is served by the stipulations is found in the support offered by representatives of residential, commercial, and industrial customers, including OCC and the Commission's staff. As indicated above, the agreement provides that certain rates will be decreased and the prior rate plan freezes extended. Some of the stipulations' tangible benefits include:

          (1)  Freezing,  for the most part, base distribution rates for an
               additional   2  years  beyond  the  MDP  for  OP  and  three
               additional years beyond the MDP for CSP;

          (2) Absorption by both companies of the first $40 million in consumer education, customer choice implementation, and transition plan filing costs;

          (3) Providing an additional shopping incentive of 2.5 mills/ kilowatt-hour to the first 25 percent of the CSP residential class load that switches during the MDP, with the unused portion being credited to the RTC;

          (4) Providing assistance to transmission users with reservations, scheduling, and tagging for the period of time before AEP transfers control and operation, and ultimately ownership, of AEP's transmission facilities to an RTO;

          (5)  Accounting  for  partial  megawatt-hours  when load  imports
               across   AEP   interfaces   does   not   result   in   whole
               megawatt hours;

          (6)  Providing a fund (up to $10  million) for  reimbursement  of
               certain   transmission   costs   incurred  by  suppliers  or
               customers;

          (7) Requiring the companies to reduce charges to residential customers during the MDP by 5 percent of transition costs;

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          (8)  Revising  tariffs and  schedules  to equalize  bill  impacts within the commercial class;

          (9) Providing additional commitments to resolve interface, seam, and reciprocity issues impacting transmission;

          (10) Providing a credit to suppliers for consolidated bills during the first year of the MDP;

          (11) Providing commercial and industrial customers only a 90-day advance notice Of intent to switch suppliers;

          (12) For the first 20 percent of OP residential customers on its standard service offer, charging no RTC when they switch between 2006 and 2007; and

          (13) Negotiating with signatory marketers (as well as Shell) regarding a load shaping service.

(Jt. Ex. 1).

     We believe that the terms of these agreements, considered in their totality, provide a sufficient basis for concluding that the settlement is in the public interest. Although it Will undoubtedly take some time for a fully competitive electric retail market to develop, the stipulations presented in this proceeding provide an opportunity to "jump start" the market by providing the resources necessary for retail customers to begin to shop for competitive generation services. For all these reasons, we find that the stipulations should be approved, subject to the modifications and clarifications described above.

     Finally, the stipulations meet the third criterion because they do not violate any important regulatory principle or practice. Indeed, the agreements balance the interests of a broad range of parties that represent a diverse spectrum of views. As indicated in the description of stipulations provided above, the stipulations provide substantial benefits to all customer classes and shareholders. Further, the policies of the state embodied in SB 3 will be implemented more quickly and efficiently than would otherwise be possible.

V.   GROSS RECEIPTS/EXCISE TAX ISSUE

     As part of their applications in these cases, the companies have included a public utilities excise tax credit rider. The companies intend that the credit rider become effective on April 30, 2002, the date on which the companies contend that ratepayer liability for the public utility excise tax ends. Prior to the effective date of the credit rider, the companies would collect through their respective rates an amount, which specifically represents the ratepayers' obligation for this tax. On the effective date of the public utilities excise tax credit rider, each of the companies will begin crediting back to their customers that amount included in their respective rates representing the public utilities excise tax. The parties opposing the companies with regard to this issue (staff, OCC, and IEU-Ohio) argue that the companies will have recovered this tax expenditure fully by April 30, 2001. Therefore, it is the position of these parties that the public utilities excise tax credit rider

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99-1729-EL-ETP and 99-1730-EL-ETP -41

should become effective on April 30, 2001. As noted earlier, the parties signing the stipulation in this case have reserved this issue for Commission decision.

     The companies note that the public utilities excise tax is popularly referred to as the "gross receipts tax". The companies state that, contrary to this popular usage, the tax is not a "gross receipts" tax, but an "excise" tax. That is, the tax is not a tax on the gross receipts of utility companies but an assessment on the particular utility company for the privilege of doing business in a particular year, referred to as the privilege year. The amount of the tax is determined by the gross receipts of the particular utility for the year immediately prior to the privilege year, referred to as the measurement year. Because the amount of the gross revenues is not determined until the end of the measurement year, the companies argue that it is not possible for the companies' customers to have paid the tax for a particular privilege year until after the measurement year has expired.

     Earl Goldhammer, a witness for AEP, testified that SB 3 provides for the final year for which electric utilities will be liable for the public utility excise tax. Mr. Goldhammer further testified that, under SB 3, Ohio electric companies' final annual public utility excise tax reports will be filed on or before August 1, 2001. These reports are for the privilege year May 1, 2001 through April 30 2002. Mr. Goldhammer notes that the last public utility excise tax lien attaches on May 1, 2001. According to Mr. Goldhammer, the report each of the companies files will indicate that company's taxable gross receipts for the preceding twelve months-May 1, 2000 through April 30, 2001. The tax the Tax Commissioner assesses is 4.75 percent times the taxable gross receipts during the measurement period - May 1, 2000 through April 30, 2001. In accordance with statutory law, in December 2001, any tax deficiency or refund based on the assessment will be paid by or to the companies (Tr. 11, 8).

     Mr. Goldhammer argues that AEP does not become exempt from the public utility excise tax until the end of the privilege year ending April 30, 2002. Further. Mr. Goldhammer states the companies' tax liability for the last privilege year is not fixed as the companies receive rate payments from customers during the May 1, 2000 - April 30, 2001 measurement period. The intent of the General Assembly that the electric companies public utility excise tax obligation continues through April 30, 2002 is evidenced, Mr. Goldhammer concludes, by the manner in which the liability for the new corporate franchise tax was implemented. The companies contend that it is recognition of the fact that electric utilities will be paying the existing public utility excise tax for the privilege of doing business and owning property in Ohio through April 30, 2002, i.e. one third of the privilege year, that the payment the General Assembly requires for the 2002 franchise tax year equals only two-thirds of the tax liability for 2002. (ID. at 5).

     As a corollary to the above arguments, the companies cite Section 4928.34(A)(6), Revised Code, as follows:

          To the extent such total annual amount of the tax-related adjustment is greater than or less than the comparable amount of the total annual tax reduction experienced by the electric utility as a result of the provisions of Sub. S.B. No. 3 of the 123rd General Assembly, such difference shall be addressed by the Commission through accounting procedures, refunds, or an annual surcharge or credit to customers, or through other appropriate


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          means TO  AVOID  PLACING  THE  FINANCIAL  RESPONSIBILITY  FOR THE
          DIFFERENCE UPON THE ELECTRIC UTILITY OR ITS SHAREHOLDERS (Emphasis added.)

Because the companies are required to pay the public utility excise tax until April 30, 2002, they argue, it is clear that the Ohio General Assembly intended that their shareholders be held harmless for the amounts the companies owe after April 30, 2001.

     In their brief, the companies note that Sections 5727.33(A) and (B), Revised Code, provide that the tax is based on "the entire gross receipts actually received from all sources", excluding receipts derived wholly from interstate commerce, from business done for or with the federal government, from the sale of merchandise, and from sales to other public utilities. AEP argues that not only are rentals and other operating and non operating receipts includable gross receipts for purposes of calculating the public utility excise tax, but not all of the gross receipts from Ohio jurisdictional utility service derive from rates which are based, in part, on recovery of a test year level of that tax expense. William Forrester, a witness for the companies, testified that when the companies' electric fuel component (EFC) increases, that increase causes an increase in the companies' public utility excise tax expense, but there is no automatic change to base rates to compensate for this increased public utility excise tax expense (AEP Ex. 9D at 5). Consequently, the companies' note their EFC rates have fluctuated since a test year level of public utility excise tax was determined in their most recent base rate cases, there has been a breach in the relationship between gross receipts from jurisdictional service and any assumed amount that customers pay in their rates for this tax expense. The companies also argue that even the Staff recognized that the disconnect caused by EFC revenues has an impact on the companies' public utility excise tax obligation and is not built into base rates as part of the test year excise tax expense (Tr. II, 83, 114).

     Finally, the companies cite this Commission's decision in the FirstEnergy transition plan cases for the proposition that this Commission has already determined this issue in the companies' favor. In AEP's view, the Commission adopted in FIRSTENERGY, SUPRA, a stipulation pursuant to which the companies can recover from ratepayers amounts representing the public utilities excise tax through April 30, 2002.

     For the most part, the three parties opposing AEP with regard to this issue, staff, OCC, and IEU-Ohio, find no fault with the facts as set forth above. These parties agree that the tax is not in reality a "gross receipts tax", but an excise tax. The parties also agree with the companies' description of the method used to determine and assess the tax. The parties agree that the tax is an appropriate expense in the privilege year. The parties further agree that the companies' public utility excise tax obligation continues through April 30, 2002. The parties agree to the above, but consider these matters irrelevant to the issue at hand. According to staff, OCC, and IEU-Ohio, the issue to be resolved by the Commission in these proceedings is the liability of the companies' ratepayers for payment of the public utility excise tax through April 30, 2002. These parties contend that the ratepayer's liability ends on April 30, 2001.

     The issue as viewed by staff, OCC, And IEU-Ohio is primarily a question not of tax law, but of regulatory law. These parties, looking at the Commission's ratemaking process, argue that the ratepayers have paid through the rates charged by the companies in the "measurement year" amounts representing the companies' public utility excise tax

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obligation for the  subsequent  privilege  year.  That is to say, the companies'
ratepayers have furnished the companies' monies in the year 2001 to reflect the companies' public utility excise tax obligation in the privilege year ending April 30, 2002. According to staff, if rates were intended merely to repay the companies for current expenditures for the public utility excise tax, all that would be required would be the inclusion of the current year's payments in the cost of service. The ratemaking treatment could have stopped at that point. It did not and so staff argues that the current payments for the tax were included in the cost of service calculation, but the revenue increase was also "grossed up" explicitly to reflect this tax. In fact, staff notes, the Commission, in arriving at the rate to be charged by a company seeking a rate increase, also calculates the "tax on tax" effect, i.e., the Commission recognizes that the revenues provided to a company to pay the gross receipts tax will themselves be subject to the tax (Staff Ex. 1, at 3). The Commission would not have made these calculations, staff argues, if the Commission's only concern was to recompense the company for the then-current (test year) tax expenditure since the test year tax expenditure was not affected by the increase. Nor, staff argues, did the Commission make these calculations to reflect the next year's tax expenditure since the increased revenues the companies enjoyed in first year after an increase did not have an impact on the companies' tax payments until the following year. Staff contends that because the rates are calculated to meet a company's cost of service and then grossed up to include the ultimate tax, the rates provide not the return of a fixed dollar value, but rather a percentage of whatever the revenues are. Each dollar, staff argues, includes the tax that will ultimately be owed. Staff concludes, therefore, that the ratepayers' tax obligation tracks the payments made dollar-for-dollar and in advance. Because the companies' revenues, grossed up to include the ultimate tax increase before the taxes increase, staff argues, it is clear, as a matter of fact that ratepayers prepay this tax expense. OCC's analysis and conclusions with regard to this coincide with those of staff in regard to the ultimate merits of the
companies'   proposed  specific  recovery  of  the  public  utility  excise  tax obligation through a tariff rider. IEU-Ohio states that, on balance, it believes staff and OCC have the better of the argument.

     Staff is not persuaded by the companies' arguments regarding the Commission's decision in the FirstEnergy transition plan cases. Staff notes that the FIRSTENERGY settlement is a so-called "blackbox" settlement. That is, FirstEnergy will obtain certain cash flows without agreement as to what those flows represent. In Staff's opinion, FirstEnergy could allocate more of these cash flows to excise taxes and lower its earnings or not. Staff is indifferent to FirstEnergy's choice because, as staff views the matter, there are no new monies extracted from the ratepayers and the "blackbox" settlement values are reasonable, in and of themselves, without any specific recovery of the public utilities" excise tax. However, staff notes, in the AEP situation, the companies seek additional cash, flows from the ratepayers specifically for this excise tax. Staff opposes the companies recovering additional cash flows representing a specific recovery of this excise tax as a double recovery of this expense item.

     OCC argues that the companies' position regarding base rates not fully recovering the gross receipts tax associated with fuel revenues or regarding base rates not always fully recovering gross receipts tax expenses are not relevant to the issue with regard to the date ratepayer funding of the Ohio gross receipts tax must cease. OCC notes there is no dispute that the tax expense embedded in base rates does not track changes in the companies' respective EFC-related revenues or that base rates do not always fully recover

99-1729-EL-ETP and 99-1730-EL-ETP                                           -44-

gross receipts tax expenses. However, if under-recoveries of the public utilities excise tax had been a serious problem over the years since the companies' last rate cases, OCC argues, they should have sought rate relief.

     The issue before us is purely one of fact, i.e., when does the liability of the companies' ratepayers for the public utility excise tax end. The companies' position is that the obligation of ratepayers to fund this tax ends on April 30, 2002. Staff's position with regard to this question is that ratepayers' obligation to fund the tax terminates on April 30, 2001. Of the two positions before us, the Commission finds staff's position to be the more reasonable. As staff argues the Commission's rate case process "grosses up" the revenues awarded in a rate proceeding to include the tax effect of the rate increase allowed by the Commission. Through the rate case process, the Commission even accounts for the increase in gross revenues caused by the tax itself, the so-called "tax on tax" effect. Thus, as argued by staff and OCC, the companies' customers pay in the measurement year amounts representing the companies public utilities tax obligation in the subsequent privilege year. For the purposes of illustration, assume that the measurement year for the public utilities excise tax is 2000 and the privilege year is 2001. If the Commission granted the companies a rate increase effective January 1, 2000, the ratepayers would be paying for the whole year of 2000, the measurement year, an amount that represents the companies' public utilities tax obligation for the privilege year of 2001. It is clear the ratepayers are not paying the companies' public utilities tax obligation for the privilege year of 2000 in 2000. The measurement year for privilege year 2000 is 1999. In 1999, the rate increase was not in effect.

     We do not find the  companies'  arguments  related to our  adoption  of the stipulation in the FirstEnergy transition plan cases to be relevant to the resolution of any issue before us in these cases. Stipulations are filed in a myriad of cases before this Commission for a number of different reasons. Sometimes a party is unsure how a particular issue will be resolved by the Commission so it will reach agreement with the other parties in the case on that issue, often giving up something in return, through the vehicle of a stipulation. Sometimes, in so-called "black box" stipulations, dollar figures will be agreed to and each of the parties may claim victory as to the same issue. Sometimes various issues are compromised just to reach settlement on issues vital to one or more of the parties. In adopting stipulations, the Commission views the stipulation as a whole; we do not, for the most part, dissect the document approving some pieces and rejecting others. If we find that the stipulation on balance is reasonable, we will generally adopt the stipulation. In making our determination, we use the three-part test delineated earlier.

     In adopting the stipulation in the FirstEnergy transition plan cases, we were not passing favorably or negatively on the resolution of any particular issue contained in the stipulation. We found that the stipulation' as a whole met the three-part and was reasonable. The, case before us is the first case requiring a decision on the issue of ratepayer responsibility for a company's public utility excise tax obligation beyond April 30, 2001. Contrary, to the arguments of the companies, our decision with respect to this issue in the cases now before us is not influenced by our decision in the FirstEnergy transition plan cases. Based upon the above findings, we are directing the companies to implement the public utilities excise tax credit rider in their respective transition plans to be effective April 30, 2001.

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VI.  FILED MOD

     A.   MOTIONS TO REJECT TRANSITION PLANS AS INADEQUATE

     On January 14 and 18, 2000, OCC and CCE each filed motions to reject the transition plans of AEP. Both argued that the plans should be rejected, pursuant to Section 4928.31(A), Revised Code, because the plans contain a number of substantive deficiencies that needed to be corrected and/or require plan refiling. Section 4928.31(A), Revised Code, grants the Commission authority to reject a plan or to require refiling in whole or in part of any substantially inadequate transition plan. Rule 4901:1-20-14, O.A.C., states that the Commission shall conduct an adequacy review of transition plan filings within 30 days and notify the utility of any inadequacies or if refiling is deemed necessary. If no ruling is issued in that 30-day period, the transition plan application is deemed minimally adequate. In these proceedings, the Commission did not require AEP to refile or notify it of inadequacies in the first 30-day period. Thus, by virtue of the rule, the transition plan applications were deemed minimally adequate. We, therefore, find that the motions to reject the transition plans were, in effect, already ruled upon (and denied).

     B.   OCTA MOTION TO INTERVENE AND SUBSEQUENT CONDITIONAL WITHDRAWAL

     As noted earlier, the OCTA filed a motion to intervene in these proceedings on the ground that AEP proposed pole attachment tariffs that were improper. However, OCTA filed two days later a notice of conditional withdrawal of its intervention request, stating that, if the Commission accepts AEP's subsequent request to withdraw its originally proposed pole attachment tariffs, OCTA will withdraw its motion to intervene in these proceedings. OCTA stated grounds for intervention in these proceedings. Inasmuch as we accept AEP's withdrawal of its originally proposed pole attachment tariffs (by virtue of our acceptance of the proposed stipulations and AEP's withdrawal of new pole attachment provisions), we conclude that the condition precedent to OCTA's withdrawal from these proceedings has taken place and, therefore, we grant OCTA's withdrawal from these proceedings.

     C.   MOTION FOR PROTECTIVE ORDER

     On December 30, 1999, as supplemented on January 18, 2000, AEP filed a motion for a protective order with respect to 70 pages of its transition plan filing. AEP filed the information under seal with our docketing division. AEP argues that the information is highly proprietary, competitively sensitive, and confidential. Additionally, the companies state that the information is a trade secret, as defined in Section 1333.61(D), Revised Code. They request a protective order, pursuant to Rule 4901-1-24(D), O.A.C., for the following:

     (1) Three pages of the direct testimony of Edward Kahn (AEP Ex. 12, Attach. EPK-2). Those pages reveal: historic and forecasted operation and maintenance expenses by generating unit and a forecast of heat rates by generating unit.

     (2) Projected emission allowance balances for the years ending 1999 and 2000 (AEP Ex. 2, Part F).

99-1729-EL-ETP and 99-1730-EL-ETP                                           -46-


     (3) Two attachments to the direct testimony of Oliver Sever (AEP Ex. 23, Attach. OJS-1 and QJS-2). Those pages address historic and forecasted fixed and variable operating and maintenance expenses by generating unit and projected fuel costs by generating unit.

     (4)   Study regarding customer switching (AEP Ex. 2, Part H).

     At the hearing,  the same  information  was placed into the record,  as AEP
Exhibit 4. We find AEP's motion for a protective order to be reasonable. In accordance with Rule 4901-1-24(F), O.A.C., our docketing Division shall maintain these items under seal for a period of 18 months from the date of this decision. Any party wishing to extend this confidential treatment should file an appropriate motion at least 45 days in advance of the expiration of the protective order.

     D.   MOTION FOR COMPLIANCE TARIFF REVIEW PROCESS

     On June 27, 2000, CCE filed a motion for a "compliance tariff filing, service, review, and comment procedures" in these transition plan proceedings, as well as the other pending transition plan dockets. The motion states that, because of the broad-sweeping changes that will be subject to the provisions of the tariffs ultimately approved in these proceedings, it is necessary to allow interested parties adequate time to review and comment of the proposed tariffs prior to final approval. CCE requests that the Commission order each of the applicants in the transition plan cases to serve tariffs and associated workpapers simultaneous with their filing with the Commission. CCE asks that a two-week period be provided after the date of receipt of the tariffs and workpapers in order for intervenors to review the documents and submit comments to the Commission for its consideration prior to approval of the tariffs.

     CCE's motion shall be granted, subject to modification. We believe that, instead of receiving formal filings with respect to FirstEnergy's compliance tariffs, a more informal process will be beneficial to all interested parties. Accordingly, the companies and other interested parties should observe the following timelines for distributing, and reviewing AEP's proposed tariffs pursuant to this decision: (1) within 14 days following the issuance of this decision, AEP should distribute (via electronic mail, fax, or overnight delivery) to all intervenors a working draft of its proposed compliance tariffs, as well as associated workpapers and UNB schedules that reflect the rates embodied in the compliance tariffs; (2) within 14 days thereafter, interested parties should circulate (via electronic mail, fax, or overnight delivery) comments to AEP and the staff regarding the working draft(3l); and (3) within 14 days thereafter, AEP shall formally file its proposed tariffs in the form of an application for approval of compliance tariffs.

     Finally, to the extent any other motions or objections have been raised and they were not directly addressed above, they are denied.

--------------------
(31) Neither the working draft nor the informal comments are to be filed formally in the dockets of these proceedings.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -47-


FINDINGS OF FACT AND CONCLUSIONS OF LAW:

       (1)   On  December  30,  1999,  CSP  and OP  filed  transition  plan applications, as well as applications for receipt of transition revenues. AEP supplemented those filings on January 14 and February 28, 2000.

       (2) A technical conference was conducted on January 10, 2000, and preliminary objections were filed on February 10, 11, 14 and 15, 2000.

       (3) A procedural/settlement conference was conducted on March 3, 2000. On March 28, 2000, the Staff Report of Exceptions and Recommendations was filed. AEP made a supplemental filing on April 18, 2000 in accordance with the attorney examiner's directive. A second prehearing conference was conducted on April 28, 2000.

      (4) Intervention was granted to a number of parties. On May 8, 2000, a Stipulation and Recommendation was filed by AEP, the Commission staff, APAC, Columbia Energy companies, Enron, NewEnergy, WPS, Exelon, IEU-Ohio, Kroger, MAPSA, NEMA, OCC, OCRM, OHA, OPAE, OREC, Strategic, WSOS, ODOD, and OMA. The stipulation purports to resolve all issues in these proceedings, except for one issue related to AEP's proposed gross receipts/excise tax rider. Dynegy and OEC later stated that they do not oppose the stipulation.

       (5) Evidentiary hearings were conducted on May 9 and 31 and June 7, 8, and 12, 2000. Local public hearings were held on June 5, 2000, in East Liverpool and on June 22, 2000, in Columbus,
             Ohio. AEP filed proof of the newspaper notices it provided for the filing of the transition plan applications and for the public hearings, in accordance with Commission directives.

       (6) On June 19, 2000, AEP and ANM filed a second settlement agreement in these dockets.

       (7) AEP's transition plans, as modified by the settlement agreement described above, satisfy the 15 prerequisites set forth in Section 4928.34(A), Revised Code, to the extent set forth herein.

       (8)   Under the  stipulations,  CSP  can  recover  $191,156,000   as
             transition costs during the MDP. OP can recover $425,230,000 as transition costs during the MDP.

99-1729-EL-ETP and 99-1730-EL-ETP                                           -48-


       (9) The stipulations provide appropriate shopping incentives to achieve a 20 percent load switching as contemplated by Section 4928.40(A), Revised Code.

       (10)  AEP's   transition   plans,  as  modified  by  the  settlement
             agreements, satisfies the requirements of SB 3, and are approved for the reasons and to the extent set forth herein.

       (11) Our docketing division shall maintain the items filed under seal on January 18, 2000, and AEP Exhibit 4 for a period of 18 months from the date of this decision. Any party wishing to extend this confidential treatment should file an appropriate motion at least 45 days in advance of the expiration of the protective order.

ORDER:

     It is, therefore,

     ORDERED, That AEP's transition plans and the settlement agreements filed on December 30, 1999 and May 8, 2000, respectively, are approved, to the exdent set forth herein, and subject to final approval of AEP's compliance tariffs. It is, further,

     ORDERED, That the tariff amendments and accounting authority requested by AEP are approved in accordance with the discussion set forth in this Opinion and Order. It is, further,

     ORDERED, That CCE's motion for a compliance tariff review process is granted in part. AEP and other interested intervenors shall follow the timelines for informal review and comments with respect to the companies' compliance tariffs, and AEP shall file an application for approval of compliance tariffs in accordance with the directives set forth in this Opinion and Order. It is, further,

     ORDERED, That AEP's request for a protective order is granted. It is, further,

     ORDERED, That our Docketing Division shall maintain the items filed under seal on January 18, 2000, and AEP Exhibit 4 for a period of 18 months from the date of this decision. Any party wishing to extend this confidential treatment should file an appropriate motion at least 45 days in advance of the expiration of the protective order. It is, further,

     ORDERED,  That OCTA's  request  to intervene   and  subsequent  request  to
withdraw from these proceedings are granted. It is, further,

99-1729-EL-ETP and 99-1730-EL-ETP                                           -49-


     ORDERED,  That a  copy  of this  Opinion  and  Order be   served,  upon all
parties of record.

                     THE PUBLIC UTILITIES COMMISSION OF OHIO


                         /s/ Alan R. Schriber
                        ---------------------------------
                             Alan R. Schriber, Chairman


/s/ Ronda Hartman Fergus
---------------------------------             ---------------------------------
    Ronda Hartman Fergus                          Craig  A. Glazer
                                                 Abstain - Not Voting


/s/ Judith A. Jones                           /s/ Donald L. Mason
---------------------------------             ---------------------------------
    Judith A. Jones                               Donald L. Mason

GLP/SJD;geb


                             Entered in the Journal
                                  SEP 28 2000
                           --------------------------
                             A True Copy


                             /s/ Gary E. Vigorito
                           --------------------------
                             Gary E. Vigorito
                             Secretary

                                     BEFORE
                     THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of Columbus        )
Southern Power Company for Approval of Electric     )
Transition Plan and Application for Receipt of      )   Case No. 99-1729-EL-ETP
Transition Revenues                                 )
                                                    )
In the Matter of the Application of Ohio Power      )
Company for Approval of Electric Transition Plan    )   Case No. 99-1730-EL-ETP
and Application for Receipt of Transition Revenues  )



                         STIPULATION AND RECOMMENDATION

I.     INTRODUCTION

       Rule 4901-1-30, Ohio Administrative Code ("OAC") provides that any two or more parties to a proceeding may enter into a written or oral stipulation covering the issues presented in such a proceeding. The purpose of this document is to set forth the understanding of the parties who have signed below (the "Signatory Parties") and to recommend that the Public Utilities Commission of Ohio (the "Commission") approve and adopt, as part of its Opinion and Order in these proceedings, this Stipulation and Recommendation (the "Stipulation") resolving all of the issues in the above-captioned proceedings except as specified in paragraph XVI herein. This Stipulation is supported by adequate data and information; represents a just and reasonable resolution of all issues in these proceedings; violates no regulatory principle or precedent; and is the product of lengthy, serious bargaining among knowledgeable and capable parties in a cooperative process, encouraged by this Commission and undertaken by the Signatory Parties to settle these cases. While this Stipulation is not binding on the Commission, it is entitled to careful consideration by the Commission, where, as here, it is sponsored by parties representing a wide range of interests, including the Commission's Staff. For purpose of resolving all issues raised by these proceedings, the Signatory Parties stipulate, agree and recommend as set forth below.

II.    PARTIES

       This Stipulation is entered into by and among Columbus Southern Power Company (CSP) and Ohio Power Company (OPCQ) (collectively, the "Companies") and such other parties as are signatory hereto. All Signatory Parties fully support this Stipulation and urge the Commission to accept and approve the terms hereof. To the extent that the implementation of the provisions herein reasonably require actions by the Companies' agents or affiliates, the Companies are responsible for the performance of such actions.

III.   RECITALS

       WHEREAS, the State of Ohio enacted Am. Sub. S.B. No.3, which provides for customer choice effective January I, 2001;

       WHEREAS, the Companies on December 30, 1999, filed transition plans as required by Am. Sub. S.B. No.3 and the Commission's rules adopted under the authority of Am. Sub. S.B. No.3, and supplemented such plans through the date hereof (the "Filing");

       WHEREAS, the Signatory Parties have reviewed and discussed the transition plan and the Filing of the Companies in detail and are fully aware of its contents;

       WHEREAS, the agreements herein represent a comprehensive solution to the issues raised in these proceedings and more importantly create a unique and substantial opportunity to bring real customer choice to Ohio. The issues and concerns raised by the Signatory Parties have been addressed in the substantive provisions of this agreement, and reflect as a result of such discussions compromises by all parties to achieve an overall reasonable solution. This

Stipulation is the product of the discussions and negotiations of the Signatory Parties, and is not intended to reflect the views or proposals which any individual party may have advanced acting unilaterally. Accordingly, this agreement represents an accommodation of the diverse interests represented by the Signatory Parties, and is entitled to careful consideration by the Commission;

       WHEREAS, this Stipulation and Recommendation represents a serious compromise of complex issues and involves substantial benefits that would not otherwise have been achievable; and

       WHEREAS, the Signatory Parties believe that the agreements herein represent a solution to the issues raised in these proceedings that is designed to facilitate customer choice consistent with state policy as set forth in
Section 4928.02 of the Revised Code and in compliance with Chapter 4928's determination of transition costs.

       NOW, THEREFORE, the Signatory Parties stipulate, agree and recommend that the Commission make the following findings and issue its Opinion and Order in these proceedings in accordance with the following:

IV.    GENERATION TRANSITION CHARGE

       Neither Company will impose any lost revenue charges (generation transition charges (GTC)) on any switching customer.

V.     DISTRIBUTION RATE FREEZE

       The Companies agree to freeze all distribution rates in effect on December 31, 2005 through December 31, 2007 for OPCO and through December 31, 2008 for CSP. The Companies can file an application, prior to the December 31, 2007 and December 31, 2008 dates to change their distribution rates. However, the new rates will not become effective prior to those dates. After December 31, 2005 such frozen rates can be adjusted to reflect the cost of complying with changes in environmental (distribution-related), tax and regulatory laws or regulations, relief from storm damage expenses, or in the event of an emergency under ss. 4909.16, R.C.

       Further, the frozen distribution rate can be adjusted to reflect changes in allocation of the transmission/distribution facilities under FERC's seven-factor test. Such an adjustment will be made in a proceeding initiated by the Companies to address only this adjustment.

       As part of the freeze, the amortization of regulatory asset deferrals agreed upon in paragraph VI will begin when new distribution rates go into effect for each Company.

VI.    REGULATORY ASSET TRANSITION CHARGE AND DEFERRAL OF CERTAIN
       REGULATORY ASSETS

       The Companies will recover their regulatory assets in accordance with Attachment 1 hereto except as provided in paragraphs VII, XVII and XVIII. In accordance with the Staff Report and as reflected in the attached schedules: CSP will absorb the first $20 million of actual Consumer Education, Customer Choice Implementation and Transition Plan Filing Costs, and will be permitted to defer the remainder of its actual cost for such activities (currently estimated to be $40.6 million), plus a carrying charge, as regulatory assets for recovery as a cost of service, by a rider, in future distribution rates. OPCO will absorb the first $20 million of actual Consumer Education, Customer Choice Implementation and Transition Plan Filing Costs, and will be permitted to defer the remainder of its actual costs for such activities (currently estimated to be $45.5 million), plus a carrying charge, as regulatory assets for recovery as a cost of service, by a rider, in future distribution rates. Determination of the costs to be recovered, including the carrying charge, will be subject to review by the Commission.

VII.   SHOPPING INCENTIVE

       During the Market Development Period CSP will make available to the first 25% of residential class load that switches to a Competitive Retail Electric Service (CRES) provider a shopping incentive of 2.5 mills/kWh. The unused portion of the shopping incentive as measured at December 31, 2005 will be credited by CSP to its regulatory transition cost (RTC) recovery for all customers. For the entire Market Development Period, there will be no additional shopping incentive for CSP and there will be no shopping incentive for OPCO.

VIII.  TRANSMISSION MATTERS

       From January 1,2001 through the time at which American Electric Power Service Corporation (AEP) as agent for the Companies transfers administration of its Open Access Transmission Tariff (OATT) to a regional transmission organization (RTO), AEP will provide two full-time equivalent positions in the AEP System Control Center to assist transmission users with the processes of reservations, scheduling and tagging. Further AEP will provide a mechanism to account for partial MWHs when the load served by imports across AEP interfaces does not result in whole MWHs.

     AEP will file with the Federal Energy Regulatory Commission (FERC) a proposed amendment to its OATT to extend rollover rights under Section 2.2 of the OATT to retail customers or their supplier. AEP will request an effective date of January 1, 2001 for the amendment. AEP shall actively work with the Alliance, the MISO, PJM and other RTO/ISOs and transmission-level customers in the area to develop and implement specific proposals to address reciprocity and interface/seam issues. In the event a filing is not made by the Alliance to deal with these issues by September 1, 2000, AEP shall cause a filing at the FERC to be made which will deal with these issues as to their respective areas and interfaces. AEP recognizes that resolution of these issues is critical to a fully functioning retail market in Ohio and will endeavor to propose and resolve issues as promptly as possible.

       AEP shall (by no later than December 15, 2001) transfer operational control of their transmission facilities to an operating FERC-approved RTO.

       The Companies will make available a fund of up to $10 million for costs associated with transmission charges imposed by PJM and/or by the MISO, if the MISO is fully operating on a single tariff, on generation originating in the MISO or PJM as such cost may be incurred by:

       1. Any supplier serving retail customers within their respective service areas; or,

       2. A customer or group of customers where the customer or group of customers is securing and paying for the transmission service.

The transmission charges to be reimbursed will not include losses, redispatch charges or other charges specifically impacting the transaction. Reimbursement of such costs shall apply only until the AEP transmission system is within the operational control of an operating FERC approved RTO. If any governmental agency invalidates or imposes conditions associated with this paragraph which would materially affect the obligation imposed by this paragraph, the paragraph will be deemed withdrawn from the Stipulation and Recommendation and the parties agree to negotiate in good faith to restore the value of this paragraph.

IX.    5% RESIDENTIAL GENERATION REDUCTION

       Each Company will refile the unbundled residential tariffs contained in the Filing so as to reflect a 5% reduction in the generation component. including the RTC component, and will not seek to reduce such 5% generation component rate reduction for residential customers during the market development period.

X.     COMMERCIAL CUSTOMER RATE DESIGN

       Each Company's tariffs and UNB-8 schedules should be revised, in the manner shown in Attachment 2 hereto, in order to achieve a revenue neutral rate design and to equalize the bill impacts within the Commercial class of customers.

XI.    TRANSITION PLANS

       The transition plans of the Companies as filed on December 30, 1999, and as supplemented and corrected through the date herein, will be approved, except as specifically modified herein or as is necessary to update tariff provisions to reflect the agreements made herein and the attachments hereto through a compliance filing.

       The Signatory Parties recognize that the OSP working group is engaged in discussions to resolve and/or address the issues arising in that area. The Signatory Parties agree to accept any resolution of such issues agreed to by the working group participants and to incorporate any such changes in the Companies' transition plans. The Companies agree to abide by the determinations of the Commission as they may relate to OSP issues that are not resolved by the working group participants. In doing so, the Companies are not waiving their rights to seek judicial review of such detenninations.

XII.   CUSTOMER SWITCHING

       Unless any agreed upon changes by the OSP working group are less restrictive for customers than the terms of this Stipulation, the Companies agree that during the market development period customers that take generation services from the company during any part of May 16 through September 15 must either: (1) remain a customer through April 15 of the following year before they switch to another supplier (minimum stay) or (2) choose a market price based tariff which has been filed with and approved by the Commission and which will not be lower than the generation cost embedded in the standard offer (come and go). Non-aggregated residential customers will be permitted to shop three times during the market development period and to return two times to the default tariff, before being required to choose from the minimum stay or come and go tariff options described above.

XIII.  NONDISCRIMINATORY ACCESS TO TRANSMISSION AND DISTRIBUTION
       SYSTEM

       The Companies shall have the obligation to connect any retail customer located within their service territories to their distribution facilities that are used for delivery of retail electric energy, and to operate such facilities in a manner that will reasonably allow for such customer to receive power supply from the supplier of the customer's choice, subject to Commission Rules and approved tariff provisions relating to connection of service.

       Except as otherwise provided, the Companies shall provide distribution service within their service territories on a basis which is just, reasonable, and not unduly discriminatory to retail customers or suppliers of electric energy, including suppliers of distributed generation. The distribution services provided to each retail customer or supplier of electric energy shall be the same in quality and price and subject to the same terms and conditions to those services provided by the Companies to any similarly situated retail customer, itself or any affiliate.

       Prior to participation in a FERC-approved RTO:

       a) the Companies and/or their affiliates will provide transmission service for the delivery of all power, including transmission of default service power and transmission of power for both affiliated and nonaffiliated energy service providers, only under their proforma transmission tariff;

       b) the Companies and/or their affiliates will comply with the OASIS and Standards of Conduct requirements promulgated by the Federal Energy Regulatory Commission for the delivery of all power.

       Nothing in this paragraph XIII is intended to limit the Companies' right to contend that matters related to transmission in interstate commerce are subject to the exclusive jurisdiction of the Federal Energy Regulatory Commission.

       The Companies will provide distribution service for the delivery of power, including default service and service provided by any affiliated or nonaffiliated supplier, only under the applicable distribution tariff.

XIV.   CONSOLIDATED BILLING CREDIT

       The Companies will provide a credit to CRES providers equal to $1.00 for each consolidated bill issued by the provider during the first year of the Market Development Period. The Companies and the marketing intervenors who are Signatory Parties agree that they will negotiate in good faith to determine a consolidated billing credit to be effective after the first year of the Market Development Period. The Companies reserve the right to petition the Commission at any time to set a consolidated billing credit which would supersede any credit then in effect. AEP will apply reasonable efforts to implement supplier consolidated billing as soon as practicable in keeping with the January 1, 2001 start date to competition.

XV.    COMMERCIAL AND INDUSTRIAL CUSTOMERS' NOTICE TO SHOP

       Notwithstanding any provision in the Companies' terms and conditions for service to Commercial and Industrial class customers, such customers need to provide only 90 days notice to the Companies of their intent to purchase electricity from a CRES provider. Such customers may provide the 90 days notice prior to January 1,2001, so as to enable them to receive generation from a CRES provider on or after the starting date for competitive retail electric service.

XVI.   GROSS RECEIPTS TAX

       The parties reserve for litigation the Companies' proposed gross receipts tax rider. A procedural schedule will be set by the Commission for the filing of testimony concerning this issue and for a hearing.

XVII.  ACCOUNTING

       The Signatory Parties agree that the Companies' revenues from Regulatory Transition Charges during the transition period (see Attachment 1) and from existing frozen and unbundled rates recovered from customers of OPCO and CSP during the market development period are sufficient to recover regulatory assets as of the beginning of the market development period and to provide for obligations that are required by this Stipulation.

       The Signatory Parties agree that the Commission will direct OPCO and CSP to amortize such regulatory assets during the market development period and thereafter until such regulatory assets are fully amortized. In addition, recorded regulatory assets as of the beginning of the market development period, December 31, 2000, which exceed the amounts in Attachment 1 should be amortized on a per kWh basis during the market development period and recovered through existing frozen and unbundled rates.

       The Signatory Parties recommend that the Commission consider the concerns raised by the Companies with respect to potential violations of the normalization rules in the Internal Revenue Code relating to amortization of regulatory liabilities related to investment tax credits (ITC) and excess deferred income taxes. Accordingly, the Parties recommend that the Opinion and Order in this case reflect the following language: "The base rates in the market development period embodied in this Opinion and Order include the amortization of regulatory liabilities related to ITC no more rapidly than ratably, and the amortization of 'excess deferred taxes' using the Average Rate Assumption Method in order to avoid any potential nonnalization violations."

XVIII. OPCO RESIDENTIAL CUSTOMERS' RTC

       For the period January 1,2006 through December 31, 2007, the first 20% of OPCO residential customer load that was on OPCO's standard service offer as of December 31, 2005 which switches to a certified retail electric generation service provider will not be charged the

Regulatory Transition Charge during that 2006-2007 two-year period. Customer load which remains on the Companies' standard service offer under ss.4928.14(A) or (B), Ohio Rev. Code, does not count as being load which switches to a certified retail electric generation service provider.

       Should the agreement embodied in the preceding paragraph be rejected by the Commission or determined to be unlawful by a court of competent jurisdiction, the remainder of this Stipulation and Recommendation will remain in effect.

XIX.   LOAD SHAPING

       The Companies and the marketing intervenors who are Signatory Parties agree to negotiate in good faith concerning a load shaping service which might be provided by the Companies. The Companies shall notify all such marketing intervenors of the place, dates and times of such meetings.

XX.    UNIVERSAL SERVICE FUND RIDERS AND ENERGY EFFICIENCY FUND RIDERS

       The Companies state that the rates for the Universal Service Fund Riders and the Energy Efficiency Fund Riders will be as determined by the Ohio Department of Development and approved by the Commission.

XXI.   CODE OF CONDUCT

       The Cost Allocation Manual (CAM) must follow the Uniform System of Accounts as well as GAAP.

       The Companies agree that effective January 1, 2001, their distribution affiliate companies will not provide competitive non-electric products or services to retail customers on a commercial basis(1); provided, however, that the distribution affiliate companies are not precluded from a) fulfilling any contractual obligations existing prior to January 1, 2001; or b) providing to retail customers non-electric products or services which are incidental to the provision of customer service and not on a commercial basis. The distribution affiliate companies will not condition the provision of such incidental services on the basis of the customer's choice of retail electric supplier.

       Employees of the Companies' affiliates shall not have access to any information about their transmission or distribution systems (e.g., system operations, capability, price, curtailments, and ancillary services) that is not contemporaneously and in the same form and manner available to a nonaffiliated competitor of retail electric service.

       The Signatory Parties agree that by executing the Stipulation and Recommendation that accepts the Companies' corporate separation plan, the marketer intervenors(2) are not agreeing to the Companies' interpretation of the Commission's rules on Code of Conduct, ss.4901:1-20-16(G)(4), Ohio Admin. Code, and would recommend that the Commission recognize this in its Opinion and Order. Further, the Signatory Parties agree that by adopting the Companies' electric transition plans, the Companies' interpretation of the rules as set forth therein will not have any precedential effect.

XXII.  EFFECT OF STIPULATION

       Nothing in this Stipulation shall be used or construed for any purpose to imply, suggest or otherwise indicate that the results produced through the compromise reflected herein represent fully the objectives of any Signatory Party.

---------------
(1) Examples of such products or services are customer-owned substation design and construction, customer-owned equipment maintenance, customer-owned distribution equipment service upgrades, power quality maintenance and improvement and power systems and safety training.

(2)  Designated on the signature page as a "marketer intervenor."

       This Stipulation is submitted for purposes of this proceeding only, and is not deemed binding in any other proceeding, except as expressly provided herein, nor is it to be offered or relied upon in any other proceedings, except as necessary to enforce the terms of this Stipulation. In fact, none of the Signatory parties have submitted the entirety of the case they would have otherwise filed or will file if this Stipulation is rejected. The agreement of the Signatory Parties reflected in this document is expressly conditioned upon its acceptance in its entirety and without alteration by the Commission. The parties agree that if the Commission rejects all or any part of this Stipulation, or otherwise materially modifies its terms, any adversely affected party shall have the right, within thirty (30) business days of the Commission's order, either to file an application for rehearing or to terminate and withdraw from the Stipulation by filing a notice with the Commission. If an application for rehearing is filed, and if the Commission does not, on rehearing, accept the Stipulation without material modification, any party may terminate and withdraw from the Stipulation by filing a notice with the Commission within ten (10) business days of the Commission's order or entry on rehearing. In such an event, a hearing shall go forward, and the parties shall be afforded the opportunity to present evidence through witnesses, to cross-examine all witnesses, to present rebuttal testimony, and to file briefs on all issues.

       The Signatory Parties agree and intend to support the reasonableness of this Stipulation before the Commission, and to cause their counsel to do the same, and in any appeal from the Commission's adoption and/or enforcement of this Stipulation.

       IN WITNESS WHEREOF, this Stipulation and Recommendation has been agreed to as of this 5th day of May, 2000. The undersigned parties respectfully request the Commission to issue its Opinion and Order approving and adopting this Stipulation.


/s/ William J. Resnik                       * /s/ Samuel C. Randaggo/MR
-------------------------------------       ------------------------------------
Ohio Power Company                          Industrial Energy Users-Ohio

/s/ William J. Resnik                       * /s/ Eric B. Stephens/MR
-------------------------------------       ------------------------------------
Columbus Southern Power Company             Ohio Consumers' Counsel

* /s/ Scott A. Campbell/MR                  * /s/ Sheldon A. Taft/MR
-------------------------------------       ------------------------------------
Ohio Rural Electric Cooperative, Inc.       Ohio Manufacturers' Association
and Buckeye Power, Inc.

                                            * /s/ Craig G. Goodman/MR
-------------------------------------       ------------------------------------
                                            National Energy Marketers
                                            Association

-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------

*Per Telephone Authorization

       IN WITNESS WHEREOF, this Stipulation and Recommendation has been agreed to as of this 5th day of May, 2000. The undersigned parties respectfully request the Commission to issue its Opinion and Order approving and adopting this Stipulation.



                                     /s/ Sally M. Bloomfield
--------------------------------     ------------------------------------------
Ohio Power Company                   Columbia Energy Power Marketing
                                       Corporation
                                     Columbia Energy Services Corporation

                                     /s/ Sally M. Bloomfield
--------------------------------     ------------------------------------------
Columbus Southern Power Company      Exelon Energy

                                     /s/ Sally M. Bloomfield
--------------------------------     ------------------------------------------
                                     Strategic Energy, LLC

                                     /s/ Sally M. Bloomfield
--------------------------------     ------------------------------------------
                                     Mid-Atlantic Power Supply Association

--------------------------------     ------------------------------------------


--------------------------------     ------------------------------------------


--------------------------------     ------------------------------------------


--------------------------------     ------------------------------------------

       IN WITNESS WHEREOF, this Stipulation and Recommendation has been agreed to as of this 5th day of May, 2000. The undersigned parties respectfully request the Commission to issue its Opinion and Order approving and adopting this Stipulation.


-------------------------------------       ------------------------------------
Ohio Power Company


-------------------------------------       ------------------------------------
Columbus Southern Power Company

/s/ Michael P. Kurtz
-------------------------------------       ------------------------------------
Kroger Co.


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------

       IN WITNESS WHEREOF, this Stipulation and Recommendation has been agreed to as of this 5th day of May, 2000. The undersigned parties respectfully request the Commission to issue its Opinion and Order approving and adopting this Stipulation.


-------------------------------------       ------------------------------------
Ohio Power Company


-------------------------------------       ------------------------------------
Columbus Southern Power Company

/s/ [Signature]
-------------------------------------       ------------------------------------
Public Utilities Commission of Ohio
Staff


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------


-------------------------------------       ------------------------------------

                                                                    Attachment 1
                                                                     Page 1 of 2

                         COLUMBUS SOUTHERN POWER COMPANY
                           REGULATORY ASSET RECOVERY



Class                             First 5 years  Second 3 years        Total
-----                             -------------  --------------        -----

R-R, R-R-1, RLM,   $                 20,941,102      65,901,798       86,842,900
RS-ES, RS- TOD     kWh           33,197,686,834  22,093,197,011   55,290,883,845
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.06308         0.29829          0.15707

GS-1               $                    926,570       2,911,661        3,838,231
                   kWh            1,675,837.432   1,113,615,927    2,789,453,359
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.05529         0.26146          0.13760

GS-2, GS-2 TOD     $                  4,931,811      15,497,601       20,429,412
                   kWh            8,685,825,300   5,771,918,172   14,457,743,472
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.05678         0.26850          0.14130

GS-3               $                 15,798,814      49,312,920       65,111,734
                   kWh           34,631,330,709  22,858,629,291   57,489,960,000
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.04562         0.21573          0.11326

GS-4, IRP, IRP-OS  $                  3,582,607      10,915,250       14,497,857
IRP-CDB, IRP-CDA,  kWh            9,049,274,943  5,830, 172,873   14,879,447,816
IRP-OR             ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.03959         0.18722          0.09744

SL                 $                     40,443         117,902          158,345
                   kWh              153,712,091      94,761,175      248,473,266
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.02631         0.12442          0.06373

AL                 $                     67,015         211,052          278,067
                   kWh              277,495,044     184,808,520      462,303,564
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.02415         0.11420          0.06015

Total              $                 46.288,362     144,868,184      191,156,546
                   kWh          871,671,162,353  57,947,102,969  145,618,265,322
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.05280         0.25000          0.13127

                                                                    Attachment 1
                                                                     Page 2 of 2

                               OHIO POWER COMPANY
                           REGULATORY ASSET RECOVERY



Class                             First 5 years  Second 2 years        Total
-----                             -------------  --------------        -----

RS, RS-ES,         $                 90,870,362      44,986,337      135,856,699
R5-TOD, ROMS       kWh           35,863,273,049  15,117,392.577   50,980,665,626
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.25338         0.29758          0.26649

GS-1               $                  4,522,232       2,220,837        6,743,069
                   kWh            2,023,369,948     846,032,994    2,869,402,942
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.22350         0.26250          0.23500

GS-2, GS-TOD       $                 38,152,488      18,667,832       56,820,320
                   kWh           16,944,612,231   7,059,650,084   24,004,282,315
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.22516         0.26443          0.23671

GS-3               $                 67.272,273      32,741,340      100,013,613
                   kWh           33,897,144,370  14,047,253,781   47,944,398,151
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.19846         0.23308          0.20860

GS-4, IRP-OS,      $                 82,090,566      39,698,955      121,789,521
IRP-CDB, IRP-CDA,  kWh           44,248,903,810  16,219,723,194   62,468,627,004
IRP-OR             ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.18552         0.21789          0.19496

EHG                $                    575,333         282,681          858,014
                   kWh              247,316,600     103,466,751      350,783,351
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.23263         0.27321          0.24460

EHS                $                     27,232          13,399           40,631
                   kWh               10,537,916       4,414,710       14,952,626
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.25842         0.30351          0.27173

SS                 $                  1,193,923         587,463        1,781,386
                   kWh              504,851,145     211,500,194      716,351,339
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.23649         0.27776          0.24867

OL                 $                    435,742         214,297          650,039
                   kWh              286,596,826     120,007,036      406,603,862
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.15204         0.17857          0.15987

SL                 $                    459,850         217,443          677,293
                   kWh              304,394,105     122,558,679      426,952,784
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.15107         0.17742          0.15863

Total              $                285,600,001     139,630,584      425,230,585
                   kWh          134,331,000,000  55,852,000,000  190,183,000,000
                   ---          ---------------  --------------  ---------------
                   Rate (c/kWh)         0.21261         0.25000          0.22359

                                                                    Attachment 2
                                                                     Page 1 of 7


COLUMBUS SOUTHERN POWER                                  Original Sheet No. 23-1
DISTRIBUTION COMPANY

                                 P.U.C.O. NO.5

                                  SCHEDULE GS-3
                     (General Service - Medium Load Factor)

MONTHLY RATE

---------------------------------------------------------------------------------------------------
                                           Generation    Transmission    Distribution    Total
---------------------------------------------------------------------------------------------------
SECONDARY VOLTAGE:
---------------------------------------------------------------------------------------------------
 Customer Charge ($)                       --            --              125.15          125.15
---------------------------------------------------------------------------------------------------
 Demand Charge ($ per KW)                  8.641         1.673           3.208           13.522
---------------------------------------------------------------------------------------------------
 Off-Peak Excess Demand Charge
   ($ per KW)                              1.125         --              --              1.125
---------------------------------------------------------------------------------------------------
 Excess KVA Charge ($ per KVA)             --            --              0.907           0.907
---------------------------------------------------------------------------------------------------
 Energy Charge (cents per KWH)             2.34795       --              --              2.34795
---------------------------------------------------------------------------------------------------
 Maximum Energy Charge (cents per KWH)     4.56150       3.34600         6.41600         14.32350
---------------------------------------------------------------------------------------------------
PRIMARY VOLTAGE:
---------------------------------------------------------------------------------------------------
 Customer Charge ($)                       --            --              278.90          278.90
---------------------------------------------------------------------------------------------------
 Demand Charge ($ per KW)                  8.357         1.618           2.382           12.357
---------------------------------------------------------------------------------------------------
 Off-Peak Excess Demand Charge             1.088
   ($ per KW)                                            --              --              1.088
---------------------------------------------------------------------------------------------------
 Excess KVA Charge ($ per KVA)             --            --              0.878           0.878
---------------------------------------------------------------------------------------------------
 Energy Charge (cents per KWH)             2.31606       --              --              2.31606
---------------------------------------------------------------------------------------------------
 Maximum Energy Charge (cents per KWH)     6.32350       3.23600         4.76400         14.32350
---------------------------------------------------------------------------------------------------

                                                                    Attachment 2
                                                                     Page 2 of 7

OHIO POWER DISTRIBUTION COMPANY                          Original Sheet No. 23-1


                                 P.U.C.O. NO.17

                                  SCHEDULE GS-3
                   (General Service -Medium/High Load Factor)

MONTHLY RATE

-----------------------------------------------------------------------------------------------------------
Schedule
 Codes                                            Generation    Transmission    Distribution    Total
-----------------------------------------------------------------------------------------------------------
240, 242     SECONDARY VOLTAGE:
-----------------------------------------------------------------------------------------------------------
              Demand Charge ($ per KW)            6.76          1.64            4.08            12.48
-----------------------------------------------------------------------------------------------------------
              Excess KVA Charge
              ($ per KVA)                         --            --              4.00            4.00
-----------------------------------------------------------------------------------------------------------
              Off-Peak Excess Demand Charge
              ($ per KW)                          2.14          --              --              2.14
-----------------------------------------------------------------------------------------------------------
              Energy Charge (cents per KWH)       1.72947       --              --              1.72947
-----------------------------------------------------------------------------------------------------------
              Customer Charge ($)                 --            --              24.00           24.00
-----------------------------------------------------------------------------------------------------------
              Maximum Energy Charge
              (cents per KWH)                     8.53733       1.64000         4.08000         14.25733
-----------------------------------------------------------------------------------------------------------
244,246      PRIMARY VOLTAGE:
-----------------------------------------------------------------------------------------------------------
              Demand Charge ($ per KW)            6.53          1.56            3.25            11.34
-----------------------------------------------------------------------------------------------------------
              Excess KVA Charge
              ($ per KVA)                         --            --              4.00            4.00
-----------------------------------------------------------------------------------------------------------
              Off-Peak Excess Demand Charge
              ($ per KW)                          1.55          --              --              1.55
-----------------------------------------------------------------------------------------------------------
              Energy Charge (cents per KWH)       1.71595       --              --              1.71595
-----------------------------------------------------------------------------------------------------------
              Customer Charge ($)                 --            --              100.00          100.00
-----------------------------------------------------------------------------------------------------------
              Maximum Energy Charge
              (cents per KWH)                     9.44737       1.56000         3.25000         14.25737
-----------------------------------------------------------------------------------------------------------
248          SUBTRANSMISSION VOLTAGE:
-----------------------------------------------------------------------------------------------------------
              Demand Charge ($ per KW)            6.34          1.52            2.85            10.71
-----------------------------------------------------------------------------------------------------------
              Excess KVA Charge
              ($ per KVA)                         --            --              4.00            4.00
-----------------------------------------------------------------------------------------------------------
              Off-Peak Excess Demand Charge
              ($ per KW)                          1.20          --              --              1.20
-----------------------------------------------------------------------------------------------------------
              Energy Charge (cents per KWH)       1.70406       --              --              1.70406
-----------------------------------------------------------------------------------------------------------
              Customer Charge ($)                 --            --              285.00          285.00
-----------------------------------------------------------------------------------------------------------
              Maximum Energy Charge
              (cents per KWH)                     9.88749       1.52000         2.85000         14.25749
-----------------------------------------------------------------------------------------------------------
245          TRANSMISSION VOLTAGE:
-----------------------------------------------------------------------------------------------------------
              Demand Charge ($ per KW)            6.24          1.51            2.29            10.04
-----------------------------------------------------------------------------------------------------------
              Excess KVA Demand Charge
              ($ per KVA)                         --            --              4.00            4.00
-----------------------------------------------------------------------------------------------------------
              Off-Peak Excess Demand Charge
              ($ per KW)                          0.63          --              --              0.63
-----------------------------------------------------------------------------------------------------------
              Energy Charge (cents per KWH)       1.69795       --              --              1.69795
-----------------------------------------------------------------------------------------------------------
              Customer Charge ($)                 --            --              560.00          560.00
-----------------------------------------------------------------------------------------------------------
              Maximum Energy Charge
              (cents per KWH)                     10.45738      1.51000         2.29000         14.24738
-----------------------------------------------------------------------------------------------------------

                                                                    Attachment 2
                                                                     Page 3 of 7

                         Columbus Southern Power Company
                            Typical Bill Comparison


                          Level          Level       Current     10/04/99      Current     Adjusted
Line       Rate            of             of          Base       Fuel Cost   Bill Incl.    Unbundled     Dollar     Percent
No.        Code          Demand          Usage        Bill        Revenue    Fuel Costs      Bill      Increase    Increase
                          (A)             (B)          (C)          (D)       (E)=(C+D)      (F)      (G)=(F-E)   (H)=(G/E)
                                                                 0.0137261

 1       GS-3-Sec            50         17,500        975.23        240.21     1,215.44     1,238.69      23.25       1.91
 2                           50         22,500      1,037.70        308.84     1,346.54     1,372.17      25.63       1.90
 3                           50         27,500      1,100.16        377.47     1,477.63     1,505.66      28.03       1.90
 4                          100         35,000      1,825.31        480.41     2,305.72     2,349.00      43.28       1.88
 5                          100         45,000      1,950.24        617.67     2,567.91     2,615.98      48.07       1.87
 6                          100         55,000      2,075.17        754.94     2,830.11     2,882.94      52.83       1.87
 7                          250         87,500      4,375.54      1,201.03     5,576.57     5,679.97     103.40       1.85
 8                          250        112,500      4,687.87      1,544.19     6,232.06     6,347.39     115.33       1.85
 9                          250        137,500      5,000.19      1,887.34     6,887.53     7,014.82     127.29       1.85
 10                         500        175,000      8,625.93      2,402.07    11,028.00    11,231.55     203.55       1.85
 11                         500        225,000      9,250.58      3,088.37    12,338.95    12,566.42     227.47       1.84
 12                         500        275,000      9,875.23      3,774.68    13,649.91    13,901.27     251.36       1.84
 13                       1,000        350,000     17,126.70      4,804.14    21,930.84    22,334.75     403.91       1.84
 14                       1,000        450,000     18,376.00      6,176.75    24,552.75    25,004.47     451.72       1.84
 15                       1,000        550,000     19,625.30      7,549.36    27,174.66    27,674.19     499.53       1.84
 16                       2,000        700,000     34,128.25      9,608.27    43,736.52    44,541.12     804.60       1.84
 17                       2,000        900,000     36,626.85     12,353.49    48,980.34    49,880.56     900.22       1.84
 18                       2,000      1,100,000     39,125.45     15,098.71    54,224.16    55,220.00     995.84       1.84
 19                       3,000      1,050,000     51,129.80     14,412.41    65,542.21    66,747.51   1,205.30       1.84
 20                       3,000      1,350,000     54,877.70     18,530.24    73,407.94    74,756.67   1,348.73       1.84
 21                       3,000      1,650,000     58,625.60     22,648.07    81,273.67    82,765.83   1,492.16       1.84
 22                       4,500      1,575,000     76,632.13     21,618.61    98,250.74   100,057.06   1,806.32       1.84
 23                       4,500      2,025,000     82,253.98     27,795.35   110,049.33   112,070.81   2,021.48       1.84
 24                       4,500      2,475,000     87,875.83     33,972.10   121,847.93   124,084.54   2,236.61       1.84

                                                                    Attachment 2
                                                                     Page 4 of 7
                         Columbus Southern Power Company
                            Typical Bill Comparison


                          Level          Level       Current     10/04/99      Current     Adjusted
Line       Rate            of             of          Base       Fuel Cost   Bill Incl.    Unbundled     Dollar     Percent
No.        Code          Demand          Usage        Bill        Revenue    Fuel Costs      Bill      Increase    Increase
                          (A)             (B)          (C)          (D)       (E)=(C+D)      (F)      (G)=(F-E)   (H)=(G/E)
                                                                 0.0137261

  1     GS-3-Pri             50         17,500      1,065.47        240.21     1,305.68     1,324.22      18.54       1.42
  2                          50         22,500      1,126.03        308.84     1,434.87     1,456.18      21.31       1.49
  3                          50         27,500      1,186.57        377.47     1,564.04     1,588.16      24.12       1.54
  4                         100         35,000      1,852.06        480.41     2,332.47     2,373.82      41.35       1.77
  5                         100         45,000      1,973.16        617.67     2,590.83     2,637.76      46.93       1.81
  6                         100         55,000      2,094.26        754.94     2,849.20     2,901.69      52.49       1.84
  7                         250         87,500      4,211.77      1,201.03     5,412.80     5,522.63     109.83       2.03
  8                         250        112,500      4,514.53      1,544.19     6,058.72     6,182.47     123.75       2.04
  9                         250        137,500      4,817.27      1,887.34     6,704.61     6,842.32     137.71       2.05
 10                         500        175,000      8,144.66      2,402.07    10,546.73    10,770.64     223.91       2.12
 11                         500        225,000      8,750.16      3,088.37    11,838.53    12,090.33     251.80       2.13
 12                         500        275,000      9,355.66      3,774.68    13,130.34    13,410.02     279.68       2.13
 13                       1,000        350,000     16,010.40      4,804.14    20,814.54    21,266.66     452.12       2.17
 14                       1,000        450,000     17,221.40      6,176.75    23,398.15    23,906.05     507.90       2.17
 15                       1,000        550,000     18,432.40      7,549.36    25,981.76    26,545.43     563.67       2.17
 16                       2,000        700,000     31,741.90      9,608.27    41,350.17    42,258.69     908.52       2.20
 17                       2,000        900,000     34,163.90     12,353.49    46,517.39    47,537.47   1,020.08       2.19
 18                       2,000      1,100,000     36,585.90     15,098.71    51,684.61    52,816.24   1,131.63       2.19
 19                       4,000      1,400,000     63,204.90     19,216.54    82,421.44    84,242.78   1,821.34       2.21
 20                       4,000      1,800,000     68,048.90     24,706.98    92,755.88    94,800.32   2,044.44       2.20
 21                       4,000      2,200,000     72,892.90     30,197.42   103,090.32   105,357.86   2,267.54       2.20
 22                       8,000      2,800,000    126,130.90     38,433.08   164,563.98   168,210.94   3,646.96       2.22
 23                       8,000      3,600,000    135,818.90     49,413.96   185,232.86   189,326.02   4,093.16       2.21
 24                       8,000      4,400,000    145,506.90     60,394.84   205,901.74   210,441.11   4,539.37       2.20
 25                      10,000      3,500,000    157,593.90     48,041.35   205,635.25   210,195.02   4,559.77       2.22
 26                      10,000      4,500,000    169,703.90     61,767.45   231,471.35   238,588.88   5,117.53       2.21
 27                      10,000      5,500,000    181.813.90     75,493.55   257,307.45   262,982.73   5,675.28       2.21

                                                                    Attachment 2
                                                                     Page 5 of 7

                               Ohio Power Company
                            Typical Bill Comparison


                          Level          Level       Current     10/04/99      Current     Adjusted
Line       Rate            of             of          Base       Fuel Cost    Bill Incl.   Unbundled     Dollar     Percent
No.        Code          Demand          Usage        Bill        Revenue    Fuel Costs      Bill      Increase    Increase
                          (A)             (B)          (C)          (D)       (E)=(C+D)      (F)      (G)=(F-E)   (H)=(G/E)
                                                                 0.0145654

  1      GS-3-Sec            10          3,500        164.85         50.98       215.83       222.55       6.72       3.11
  2                          10          4,500        171.89         65.54       237.43       245.28       7.85       3.31
  3                          10          5,500        178.93         80.11       259.04       268.01       8.97       3.46
  4                          25          8,750        376.11        127.45       503.56       520.60      17.04       3.38
  5                          25         11,250        393.72        163.86       557.58       577.45      19.87       3.56
  6                          25         13,750        411.32        200.27       611.59       634.26      22.67       3.71
  7                          50         17,500        728.24        254.89       983.13     1,015.99      32.86       3.34
  8                          50         22,500        763.45        327.72     1,091.17     1,126.84      35.67       3.27
  9                          50         27,500        798.65        400.55     1,199.20     1,237.70      38.50       3.21
 10                          75         26,250      1,080.35        382.34     1,462.69     1,507.86      45.17       3.09
 11                          75         33,750      1,133.16        491.58     1,624.74     1,674.14      49.40       3.04
 12                          75         41,250      1,185.98        600.82     1,786.80     1,840.44      53.64       3.00
 13                         100         35,000      1,432.46        509.79     1,942.25     1,999.72      57.47       2.96
 14                         100         45,000      1,502.88        655.44     2,158.32     2,221.44      63.12       2.92
 15                         100         55,000      1,573.30        801.10     2,374.40     2,443.16      68.76       2.90
 16                         200         70,000      2,840.93      1,019.58     3,860.51     3,967.22     106.71       2.76
 17                         200         90,000      2,981.76      1,310.89     4,292.65     4,410.65     118.00       2.75
 18                         200        110,000      3,122.60      1,602.19     4,724.79     4,854.10     129.31       2.74
 19                         500        175,000      7,066.32      2,548.95     9,615.27     9,869.67     254.40       2.65
 20                         500        225,000      7,418.41      3,277.22    10,695.63    10,978.28     282.65       2.64
 21                         500        275,000      7,770.50      4,005.49    11,775.99    12,086.88     310.89       2.64
 22                       1,000        350,000     14,108.63      5,097.89    19,206.52    19,707.13     500.61       2.61
 23                       1,000        450,000     14,812.81      6,554.43    21,367.24    21,924.33     557.09       2.61
 24                       1,000        550,000     15,516.99      8,010.97    23,527.96    24,141.54     613.58       2.61
 25                       3,000      1,050,000     42,277.89     15,293.67    57,571.56    59,056.90   1,485.34       2.58
 26                       3,000      1,350,000     44,390.43     19,663.29    64,053.72    65,708.52   1,654.80       2.58
 27                       3,000      1,650,000     46,502.97     24,032.91    70,535.88    72,360.14   1,824.26       2.59
 28                       7,000      2,450,000     98,616.41     35,685.23   134,301.64   137,756.46   3,454.82       2.57
 29                       7,000      3,150,000    103,545.67     45,881.01   149,426.68   153,276.90   3,850.22       2.58
 30                       7,000      3,850,000    108,474.93     56,076.79   164,551.72   168,797.35   4,245.63       2.58

                                                                    Attachment 2
                                                                     Page 6 of 7

                               Ohio Power Company
                            Typical Bill Comparison


                          Level          Level       Current     10/04/99      Current     Adjusted
Line       Rate            of             of          Base       Fuel Cost   Bill Incl.   Unbundled     Dollar     Percent
No.        Code          Demand          Usage        Bill        Revenue    Fuel Costs      Bill      Increase    Increase
                          (A)             (B)          (C)          (D)       (E)=(C+D)      (F)      (G)=(F-E)   (H)=(G/E)
                                                                 0.0145654

   1    GS-3-Pri             10          3,500        229.08         50.98       280.06       283.77       3.71       1.32
   2                         10          4,500        235.93         65.54       301.47       306.38       4.91       1.63
   3                         10          5.500        242.78         80.11       322.89       328.98       6.09       1.89
   4                         25          8,750        422.70        127.45       550.15       564.83      14.68       2.67
   5                         25         11,250        439.83        163.86       603.69       621.33      17.64       2.92
   6                         25         13,750        456.96        200.27       657.23       677.83      20.60       3.13
   7                         50         17,500        745.41        254.89     1,000.30     1,031.86      31.56       3.16
   8                         50         22,500        779.67        327.72     1,107.39     1,142.08      34.69       3.13
   9                         50         27,500        813.92        400.55     1,214.47     1,252.30      37.83       3.11
  10                         75         26,250      1,068.11        382.34     1,450.45     1,495.40      44.95       3.10
  11                         75         33,750      1,119.50        491.58     1,611.08     1,660.71      49.63       3.08
  12                         75         41,250      1,170.89        600.82     1,771.71     1,826.04      54.33       3.07
  13                        100         35,000      1,390.81        509.79     1,900.60     1,958.92      58.32       3.07
  14                        100         45,000      1,459.33        655.44     2,114.77     2,179.36      64.59       3.05
  15                        100         55,000      1,527.85        801.10     2,328.95     2,399.78      70.83       3.04
  16                        200         70,000      2,681.63      1,019.58     3,701.21     3,813.07     111.86       3.02
  17                        200         90,000      2,818.66      1,310.89     4,129.55     4,253.92     124.37       3.01
  18                        200        110,000      2,955.70      1,602.19     4,557.89     4,694.79     136.90       3.00
  19                        500        175,000      6,554.07      2,548.95     9,103.02     9,375.46     272.44       2.99
  20                        500        225,000      6,896.66      3,277.22    10,173.88    10,477.62     303.74       2.99
  21                        500        275,000      7,239.25      4,005.49    11,244.74    11,579.76     335.02       2.98
  22                       1000        350,000     13,008.13      5,097.89    18,106.02    18,646.15     540.13       2.98
  23                       1000        450,000     13,693.31      6,554.43    20,247.74    20,850.45     602.71       2.98
  24                       1000        550,000     14,378.49      8,010.97    22,389.46    23,054.75     665.29       2.97
  25                       3000      1,050,000     38,824.39     15,293.67    54,118.06    55,728.85   1,610.79       2.98
  26                       3000      1,350,000     40,879.93     19,663.29    60,543.22    62,341.75   1,798.53       2.97
  27                       3000      1,650,000     42,935.47     24,032.91    66,968.38    68,954.65   1,986.27       2.97
  28                       7000      2,450,000     90,458.91     35,685.23   126,142.14   129,894.27   3,752.13       2.97
  29                       7000      3,150,000     95,253.17     45,881.01   141,134.18   145,324.36   4,190.18       2.97
  30                       7000      3,850,000    100,049.43     56,076.79   156,126.22   160,754.45   4,628.23       2.96

                                                                    Attachment 2
                                                                     Page 7 of 7

                               Ohio Power Company
                            Typical Bill Comparison


                          Level          Level       Current     10/04/99      Current     Adjusted
Line       Rate            of             of          Base       Fuel Cost   Bill Incl.    Unbundled     Dollar     Percent
No.        Code          Demand          Usage        Bill        Revenue    Fuel Costs      Bill      Increase    Increase
                          (A)             (B)          (C)          (D)       (E)=(C+D)      (F)      (G)=(F-E)   (H)=(G/E)
                                                                 0.0145654

  1      GS-3-Sub            10          3,500        407.49         50.98       458.47       453.98      (4.49)     (0.98)
  2                          10          4,500        414.20         65.54       479.74       476.46      (3.28)     (0.68)
  3                          10          5,500        420.91         80.11       501.02       498.95      (2.07)     (0.41)
  4                          25          8,750        591.23        127.45       718.68       725.42       6.74       0.94
  5                          25         11,250        608.01        163.86       771.87       781.65       9.78       1.27
  6                          25         13,750        624.79        200.27       825.06       837.86      12.80       1.55
  7                          50         17,500        897.46        254.89     1,152.35     1,176.42      24.07       2.09
  8                          50         22,500        931.02        327.72     1,258.74     1,286.06      27.32       2.17
  9                          50         27,500        964.57        400.55     1,365.12     1,395.72      30.60       2.24
 10                          75         26,250      1,203.69        382.34     1,586.03     1,623.93      37.90       2.39
 11                          75         33,750      1,254.03        491.58     1,745.61     1,788.39      42.78       2.45
 12                          75         41,250      1,304.37        600.82     1,905.19     1,952.86      47.67       2.50
 13                         100         35,000      1,509.91        509.79     2,019.70     2,071.43      51.73       2.56
 14                         100         45,000      1,577.03        655.44     2,232.47     2,290.73      58.26       2.61
 15                         100         55,000      1,644.15        801.10     2,445.25     2,510.01      64.76       2.65
 16                         200         70,000      2,734.83      1,019.58     3,754.41     3,861.44     107.03       2.85
 17                         200         90,000      2,869.06      1,310.89     4,179.95     4,300.03     120.08       2.87
 18                         200        110,000      3,003.30      1,602.19     4,605.49     4,738.63     133.14       2.89
 19                         500        175,000      6,409.57      2,548.95     8,958.52     9,231.50     272.98       3.05
 20                         500        225,000      6,745.16      3,277.22    10,022.38    10,327.97     305.59       3.05
 21                         500        275,000      7,080.75      4,005.49    11,086.24    11,424.44     338.20       3.05
 22                        1000        350,000     12,534.13      5,097.89    17,632.02    18,181.57     549.55       3.12
 23                        1000        450,000     13,205.31      6,554.43    19,759.74    20,374.52     614.78       3.11
 24                        1000        550,000     13,876.49      8,010.97    21,887.46    22,567.47     680.01       3.11
 25                        3000      1,050,000     37,032.39     15,293.67    52,326.06    53,981.89   1,655.83       3.16
 26                        3000      1,350,000     39,045.93     19,663.29    58,709.22    60,560.74   1,851.52       3.15
 27                        3000      1,650,000     41,059.47     24,032.91    65,092.38    67,139.58   2,047.20       3.15
 28                        7000      2,450,000     86,028.91     35,685.23   121,714.14   125,582.54   3,868.40       3.18
 29                        7000      3,150,000     90,727.17     45,881.01   136,608.18   140,933.17   4,324.99       3.17
 30                        7000      3,850,000     95,425.43     56,076.79   151,502.22   156,283.81   4,781.59       3.16